EXHIBIT 2.1

PURCHASE AGREEMENT

by and among

HORMEL FOODS CORPORATION,

APPLEGATE FARMS, LLC,

THE MANAGEMENT SELLERS LISTED ON EXHIBIT A,

WEISER, INC.,

STEPHEN M. MCDONNELL,

SPC PARTNERS IV, L.P.,

K&E INVESTMENT PARTNERS, L.P. and

APPLEGATE INVESTMENT CORPORATION

Dated May 26, 2015

Exhibits

Exhibit A                                 Units and Blocker Interests

Exhibit B                                  Net Working Capital

Exhibit C                                  Form of LTIP Cancellation Agreement

Exhibit D                                 Form of Escrow Agreement

Exhibit E                                   Payment Schedule

Exhibit F                                    Charter for Applegate Farms Advisory Committee

v

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (as amended or modified from time to time, this “Agreement”), dated as of May 26, 2015, is by and among (i) Hormel Foods Corporation, a Delaware corporation (“Buyer”), (ii) Applegate Farms, LLC, a Delaware limited liability company (the “Company”), (iii) the Management Sellers (as defined below), Weiser, Inc., a New Jersey corporation (“Weiser”), Stephen M. McDonnell (together with the Management Sellers and Weiser, the “Unit Sellers”), SPC Partners IV, L.P. (“SPC”) and K&E Investment Partners, L.P. (together with SPC, the “Blocker Sellers” and, together with the Unit Sellers, the “Sellers”), and (iv) Applegate Investment Corporation, a Delaware corporation (the “Blocker”).

WHEREAS, the Unit Sellers own all of the issued and outstanding Units other than those owned by the Blocker (the “Subject Units”);

WHEREAS, the Blocker Sellers own all of the issued and outstanding common stock of the Blocker (the “Blocker Interests”);

WHEREAS, collectively, the Persons listed in Schedule 5.4(c) as counterparties to the Company under an Applegate Long-Term Incentive Plan LTIP Unit Agreement (each such counterparty is a “LTIP Holder”), hold all of the outstanding LTIP Units; and

WHEREAS, Buyer desires to purchase from (i) the Unit Sellers, and the Unit Sellers desire to sell to Buyer, the Subject Units and (ii) the Blocker Sellers, and the Blocker Sellers desire to sell to Buyer, the Blocker Interests, in each case, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1       Defined Terms.

(a)       For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“2014 Financial Statements” has the meaning set forth in Section 5.5(a).

“Accounting Firm” has the meaning set forth in Section 3.2(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Filings” has the meaning set forth in Section 8.4(a).

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Financial Statements” has the meaning set forth in Section 5.5(a).

“Balance Sheet” has the meaning set forth in Section 5.5(a).

“Balance Sheet Date” has the meaning set forth in Section 5.5(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.2.

“Blocker” has the meaning set forth in the Preamble.

“Blocker Documents” has the meaning set forth in Section 6.2.

“Blocker Interests” has the meaning set forth in the Recitals.

“Blocker Sellers” has the meaning set forth in the Preamble.

“Books and Records” has the meaning set forth in Section 8.10(a).

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 8.9(c).

“Buyer Documents” has the meaning set forth in Section 7.2.

“Chosen Courts” has the meaning set forth in Section 12.6.

“Claim” has the meaning set forth in Section 8.7(b).

“Claiming Party” has the meaning set forth in Section 10.5(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means the amount of all cash, cash equivalents and marketable securities held by the Company, determined in accordance with GAAP, including (i) any uncleared checks and drafts of wire transfers received or deposited for the account of the Company that are not yet credited to the account of the Company, as of the time immediately preceding the Closing and (ii) the items set forth on Schedule 1.1(a); provided, however, that “Closing Cash” shall be reduced by the amount of any checks written (but not yet cashed by the payee thereof) by Company as of the time immediately preceding the Closing.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means the Indebtedness of the Company as of the time immediately preceding the Closing.

“Closing Net Working Capital” means an amount equal to (i) current assets of the Company (excluding any Closing Cash) minus (ii) current liabilities of the Company (excluding any Closing Indebtedness or Transaction Expenses), in each case determined as of the time immediately preceding the Closing, and calculated in accordance with GAAP consistently applied with the application thereof in the 2014 Financial Statements (including customary end of year adjustments), subject to the accounting principles, methodologies, procedures and classifications set forth in Exhibit B attached hereto.

“Closing Payment” means (i) the Estimated Purchase Price, minus (ii) the Reconciliation Escrow Amount, minus (iii) the Indemnification Escrow Amount, minus (iv) the Representative Expense Amount.

“Closing Statement” has the meaning set forth in Section 3.2(a).

“Closing Transaction Expenses” means Transaction Expenses unpaid as of the time immediately preceding the Closing (including any such expenses triggered by the Closing).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plans” has the meaning set forth in Section 8.9(c).

“Company Benefit Plan” means a Plan (i) which is maintained or sponsored by the Company, (ii) with respect to which contributions, premiums or other payments are made or required to be made by the Company with respect to any Employee, or (iii) pursuant to which the Company would reasonably be expected to have any liability.

“Company Documents” has the meaning set forth in Section 5.2.

“Company Employee Agreement” means any legally binding employment, individual consulting, severance, termination, bonus or incentive compensation, change in control, retention, deferred compensation or other compensatory agreement, contract, understanding, obligation or commitment with any Employee to which the Company is a party and under which the Company would reasonably be expected to have any liability.

“Company Intellectual Property” has the meaning set forth in Section 5.10(a).

“Company Operating Agreement” means the Company’s Amended and Restated Limited Liability Company Operating Agreement, dated as of April 2, 2009, as amended.

“Company Pension Plan” has the meaning set forth in Section 5.12(b).

“Company Registered Intellectual Property” has the meaning set forth in Section 5.10(a).

“Company Related Person” has the meaning set forth in Section 5.18.

“Confidentiality Agreement” means that certain letter agreement entered into by the Company and Buyer, dated as of October 17, 2014, and any related clean team agreement.

“Contract” means any legally binding contract, purchase order, warranty, guaranty, use agreement, indenture, note, bond, lease (whether for real estate, capital lease, an operating lease or other), license, commitment, instrument or other agreement, and in each case whether oral or written.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 15, 2011, between the Company, as borrower, and Bank of America, N.A.

“Customers” has the meaning set forth in Section 5.21.

“Deductible” has the meaning set forth in Section 10.3(a).

“Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article IV.

“DOJ” has the meaning set forth in Section 8.4(a).

“Employee” means any current or former employee, officer, director, manager or individual consultant of the Company.

“Enterprise Value” means Seven Hundred Seventy-Five Million Dollars ($775,000,000).

“Environmental Law” means any Law relating to pollution or the protection of human health with respect to exposures to Hazardous Materials, the environment or natural resources, as amended, and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank National Association, a national banking association.

“Escrow Agreement” has the meaning set forth in Section 2.4.

“Estimated Purchase Price” has the meaning set forth in Section 3.1.

“Estimated Statement” has the meaning set forth in Section 3.1.

“Final Asset Allocation Statement” has the meaning set forth in Section 8.12(j).

“Final Purchase Price” has the meaning set forth in Section 3.2(e).

“Final Statement” has the meaning set forth in Section 3.2.

“Financial Statements” has the meaning set forth in Section 5.5(a).

“FTC” has the meaning set forth in Section 8.4(a).

“Fundamental Representation” means any representation or warranty in Section 4.1 (Organization), 4.2 (Authorization of Agreement), 4.4 (Title), 5.1 (Organization), 5.2 (Authorization of Agreement), 5.4 (Capitalization), 5.8 (Taxes), 5.19 (No Brokers), 6.1 (Organization), 6.2 (Authorization of Agreement), 6.4 (Capitalization), 6.5 (Title), 6.7 (Tax Representations), 7.1 (Organization), 7.2 (Authorization of Agreement), or 7.6 (No Brokers).

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” or a “contaminant,” including petroleum and its by-products, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, as at a specified date, without duplication: (i) all obligations or liabilities under or for (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds, letters of credit or other similar instruments for the payment of which such Person is responsible or liable (to the extent drawn); (ii) all obligations or liabilities of such Person issued or assumed as the deferred purchase price of any property, including all conditional sale obligations of such Person (but excluding trade accounts payable and other current liabilities); (iii) all obligations or liabilities of such Person under capitalized leases, but excluding any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases unless such breakage costs, prepayment penalties or fees or other similar amounts payable are due at the Closing; (iv) all obligations and liabilities of such Person for deferred compensation; (v) all obligations and liabilities of such Person with respect to swap or hedging Contracts; (vi) all obligations or liabilities of the type referred to in clauses (i) through (v) of another Person guaranteed by such first Person (whether or not such obligation is assumed by such Person); and (vii) in the case of each of the foregoing (other than clause (iii)), any and all accrued interest, prepayment fees, expenses, premiums or penalties related thereto; provided, however, with respect to the Company, Indebtedness shall not include any Transaction Expenses or any obligation or liability with respect to any Management Incentive Unit or LTIP Unit or under the Long-Term Incentive Plan or any Applegate Long-Term Incentive Plan LTIP Unit Agreement.

“Indemnification Escrow Account” has the meaning set forth in Section 2.3(a)(ii).

“Indemnification Escrow Amount” means an amount equal to Forty-Eight Million Four Hundred Thousand Dollars ($48,400,000).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Indemnitee” has the meaning set forth in Section 8.7(a).

“Initial Claim Notice” has the meaning set forth in Section 10.5(a).

“Intellectual Property” means all intellectual property rights and industrial property rights whether arising under the laws of the United States or of any other jurisdiction, including (i) patents, (ii) trademarks and service marks, (iii) copyrights, (iv) trade secrets, (v) domain names and (vi) applications and registrations for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 5.5(a).

“Interim Financial Statements” has the meaning set forth in Section 5.5(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge (after reasonable investigation) of Stephen M. McDonnell, Kerry Collins, Neil Leinwand, Eric Miller and Leah Pires.

“Law” means any applicable foreign, federal, state or local law, common law, statute, code, ordinance, rule or regulation of any Governmental Body.

“Law Firm” means Ballard Spahr Andrews & Ingersoll, LLP, Fried, Frank, Harris, Shriver & Jacobson LLP and Kirkland & Ellis LLP.

“Leased Real Property” means the real property leased to the Company pursuant to any of the Leased Real Property Leases.

“Leased Real Property Leases” has the meaning set forth in Section 5.9.

“Licensed Intellectual Property” has the meaning set forth in Section 5.10(a).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, reservation, servitude or similar restriction.

“Long-Term Incentive Plan” means the Applegate Long-Term Incentive Plan, dated April 10, 2012.

“Loss” means any claim, demand, loss, fine, interest, penalty, assessment, cost or expense (including reasonable attorneys’ fees or expenses), damage or any other liability (but excluding (i) punitive, indirect, incidental, consequential, exemplary or special damages, (ii) loss of future profits, future revenues or future income or (iii) losses based on valuation metrics or other multipliers, or diminution in value, except in each case, to the extent the same are awarded by a court of competent jurisdiction (A) to a third party in respect of a Third Party Claim or (B) to Buyer in respect of a breach of Section 8.6 (Confidentiality) by a Seller, in each case for which indemnification hereunder is applicable).

“LTIP Cancellation Agreement” means a phantom unit cancellation agreement, substantially in the form attached hereto as Exhibit C.

“LTIP Holder” has the meaning set forth in the Recitals.

“Management Incentive Units” means the Units designated Management Incentive Units under the Company Operating Agreement.

“Management Sellers” shall mean the individuals designated as “Management Sellers” on Exhibit A.

“Material Adverse Effect” means any change, event, circumstance or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the results of operations, financial condition, properties, assets, liabilities, or operations of the Company, other than a change, event, circumstance or effect to the extent resulting from one or more of the following: (i) the effect of any change in the United States or foreign economies or capital, credit or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Company operates; (iii) the effect of any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by Buyer or any of its Affiliates with respect to the transactions contemplated by this Agreement or with respect to the Company; (v) the effect of any earthquakes, hurricanes, tornadoes or other natural disasters; (vi) the effect of any changes in applicable Laws or GAAP; (vii) any effect resulting from the public announcement of this Agreement; or (viii) any effect resulting from compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement; provided, however, that any change, event, circumstance or effect set forth in the foregoing clauses (i), (ii), (iii), (v) or (vi) may be taken into account in determining whether there has been a Material Adverse Effect to the extent such change, event, circumstance or effect has, or would reasonably be expected to have, a material disproportionate adverse effect on the results of operations, financial condition, properties, assets, liabilities, or operation of the Company relative to other Persons operating in the same industry as the Company.

“Material Contract” has the meaning set forth in Section 5.11(a).

“Objection Notice” has the meaning set forth in Section 3.2(b).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company, consistent with the Company’s past practices.

“Other Indemnified Person” means, for any Person, such Person’s Affiliates and each of such Person’s and each of such Affiliate’s shareholders, officers, directors, partners, members, governors, managers, employees, agents, representatives and permitted successors and assigns.

“Outside Date” has the meaning set forth in Section 11.1(a).

“Payment Schedule” has the meaning set forth in Section 2.5.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means all (i) defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance made available to Buyer; (ii) Liens for Taxes, assessments or other governmental charges not yet delinquent, or for which adequate reserves have been established in accordance with GAAP; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business or that are being contested in good faith; (iv) zoning, entitlement and other similar land use regulations by any Governmental Body; (v) title of a lessor under a capital or operating lease; (vi) non-exclusive licenses granted in the Ordinary Course of Business; (vii) Liens that will be released prior to or as of the Closing; (viii) Liens arising under this Agreement; (ix) Liens created by or through Buyer, and (x) Liens set forth on Schedule 1.1(b).

“Person” means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Plan” or “Plans” means (a) any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and (b) any retirement, deferred compensation, severance, retention, incentive, stock option or other equity compensation, fringe benefit, insurance, vacation, paid-time off, supplemental unemployment, supplemental or excess benefit, or other employee benefit plan, program or arrangement, in each case, other than a Company Employee Agreement.

“Pre-Closing Blocker Taxes” means (i) all Taxes of the Blocker with respect to taxable periods ending on or before the Closing Date, and (ii) the Pre-Closing Date Share of all Taxes of the Blocker with respect to Straddle Periods.

“Pre-Closing Company Taxes” means (i) all Taxes of the Company with respect to taxable periods ending on or before the Closing Date, and (ii) the Pre-Closing Date Share of all Taxes of the Company with respect to Straddle Periods.

“Pre-Closing Date Share” means with respect to any Tax liability for a Straddle Period, the portion of such Tax liability that would be due for the portion of such Straddle Period beginning on the first day of such Straddle Period and ending on (and including) the Closing Date, calculated in accordance with Section 8.12(d).

“Privacy Statement” has the meaning set forth in Section 5.10(d).

“Pro Rata Portion” means, with respect to any Seller, an amount equal to the quotient of:  (a) the number of Units held by such Seller (or in the case of a Blocker Seller, the number of Units indirectly held by such Blocker Seller) divided by (b) the number of all Units.  Pro Rata Portion may be expressed as a percentage or fraction, as applicable in the context and whether or not expressed as both in any listing in connection herewith.

“Proceeding” means any action, complaint, audit, litigation, suit, hearing, claim, administrative charge, investigation, arbitration or proceeding (whether civil, criminal, administrative, investigative or for damages, injunctive relief or otherwise).

“Products” means all products of the Company, whether or not represented by SKUs, and any products currently in development by, or being developed for, the Company, including products currently in development that may have been developed or obtained for use by the Company.

“Proposed Asset Allocation Statement” has the meaning set forth in Section 8.12(j).

“Purchase Price” means, without duplication, (i) the Enterprise Value, minus (ii)  the amount of the Closing Indebtedness, plus (iii) the amount of the Closing Cash, minus (iv) the amount of the Closing Transaction Expenses, plus (v) the amount (if any) by which the Closing Net Working Capital exceeds the Target Net Working Capital, minus (vi) the amount (if any) by which the Target Net Working Capital exceeds the Closing Net Working Capital.

“Reconciliation Escrow Account” has the meaning set forth in Section 2.3(a)(iii).

“Reconciliation Escrow Amount” means an amount equal to Five Million Dollars ($5,000,000).

“Releasees” has the meaning set forth in Section 8.13(g).

“Releasing Persons” has the meaning set forth in Section 8.13(e).

“Representative” means Weiser.

“Representative Expense Amount” means an amount equal to One Million Dollars ($1,000,000).

“Representative Expenses” has the meaning set forth in Section 12.12(e).

“Securities Act” has the meaning set forth in Section 7.5.

“Sellers” has the meaning set forth in the Preamble.

“Seller Documents” has the meaning set forth in Section 4.1.

“Shortfall Amount” has the meaning set forth in Section 3.2(e)(ii).

“SPC” has the meaning set forth in the Preamble.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subject Units” has the meaning set forth in the Recitals.

“Subsidiary” of any Person means any other Person of which fifty percent (50%) or more of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned or controlled, directly or indirectly, by such first Person or one or more of the other Subsidiaries of such first Person or a combination thereof.

“Suppliers” has the meaning set forth in Section 5.20.

“Target Net Working Capital” means Twenty-Four Million Four Hundred Thousand Dollars ($24,400,000).

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value added, franchise, profits, alternative, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, and property (real or personal) taxes, customs duties, fees, assessments and similar charges imposed by any Taxing Authority, and (ii) all interest, penalties, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Tax Claim” means any claim, audit, litigation or other administrative or judicial Proceeding by a Taxing Authority with respect to any Tax that, if successful, might result in an indemnity obligation hereunder.

“Tax Representation” means any representation or warranty in Section 5.8 (Taxes) or 6.7 (Tax Representations).

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 10.5(a).

“Transaction Expenses” means (i) all of the fees and expenses of the Company payable in connection with or as a result of the transactions contemplated by this Agreement (including all attorneys’ fees, accountants’ fees, investment bankers’ fees, and other professionals’ and third parties’ fees and expenses), (ii) all amounts payable under the Long-Term Incentive Plan, severance, transaction bonuses, sale bonuses, retention bonuses, change-of-control payments or bonuses, in each case, payable solely as a result of the transactions contemplated by this Agreement and not as a result of any expenses occurring post-Closing, (iii) the obligations and liabilities set forth in Schedule 1.1(c), (iv) all costs and expense of the “tail” policy in respect of the existing policy of directors’ and officers’ liability insurance maintained by the Company pursuant to Section 8.7(c), and (v) the Sellers’ portion of the Taxes or charges identified in Section 12.1.

“Transferred Employees” has the meaning set forth in Section 8.9(a).

“Unit Sellers” has the meaning set forth in the Preamble.

“Units” means the issued and outstanding equity interests of the Company.

“Weiser” has the meaning set forth in the Preamble.

(b)                         Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)                                  Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)                              Dollars.  Any reference in this Agreement to “$” means U.S. dollars.  The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(iii)                          Exhibits/Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and are an integral part of this Agreement.  Any capitalized terms used in any

Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  References to the transactions contemplated by this Agreement include the transactions contemplated by the Seller Documents, the Company Documents, the Blocker Documents and the Buyer Documents.

(iv)                          Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)                              Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(vi)                          Herein.  The words such as “herein,” “hereinafter,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)                      Including.  The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)                  Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is related to the subject matter of such representation, (B) such item is otherwise specifically set forth on the balance sheet or financial statements or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(ix)                          Or.  The word “or” is not exclusive.

(x)                              Joint Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(xi)                          Disclosure Schedules.  The Disclosure Schedules have been arranged in sections corresponding to the sections of this Agreement.  Each schedule of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other schedule of the Disclosure Schedules to the extent reasonably apparent on its face that such information applies to such other section.  No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules.  The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any agreement or other instrument or obligation, or deemed or interpreted to expand in any way the scope or effect of the representations and warranties, covenants and agreements contained in this Agreement.

ARTICLE II

PURCHASE AND SALE

SECTION 2.1                           Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall (i) purchase from each Unit Seller, and each Unit Seller shall assign, transfer and convey to Buyer, all Subject Units owned by such Unit Seller and (ii) purchase from each Blocker Seller, and each Blocker Seller shall assign, transfer and convey to Buyer, all Blocker Interests owned by such Blocker Seller.

SECTION 2.2                           Closing Date.  Unless this Agreement shall have been terminated pursuant to Section 11.1 (Termination of Agreement), the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004 (or at such other place as Buyer and the Representative may designate in writing) at 10:00 a.m. local time on the third (3rd) Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).  The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date”.  The Closing shall be deemed to have occurred at 12:01 a.m. on the day upon which the Closing Date occurs.

SECTION 2.3                           Closing Deliverables.

(a)                          At the Closing, Buyer shall:

(i)                                  pay or cause to be paid to each Seller, each Seller’s share (as set forth on the Payment Schedule) of the Closing Payment, by wire transfer of immediately available funds to the account specified in the Payment Schedule;

(ii)                              pay or cause to be paid the Indemnification Escrow Amount by wire transfer of immediately available funds to an account (the “Indemnification Escrow Account”) designated and administered by the Escrow Agent pursuant to the Escrow Agreement;

(iii)                          pay or cause to be paid the Reconciliation Escrow Amount by wire transfer of immediately available funds to an account (the “Reconciliation Escrow Account”) designated and administered by the Escrow Agent pursuant to the Escrow Agreement;

(iv)                          pay or cause to be paid the Representative Expense Amount by wire transfer of immediately available funds to one or more accounts designated by the Representative;

(v)                              pay or cause to be paid, on behalf of the Company, to the lender under the Credit Agreement the amount set forth on the Payment Schedule by wire transfer of immediately available funds to the account specified in the Payment Schedule; and

(vi)                          pay or cause to be paid, on behalf of the Company, the Closing Transaction Expenses (as set forth on the Payment Schedule) by wire transfer of immediately available funds to the accounts specified in the Payment Schedule.

(b)                         At the Closing, the Company shall deliver to Buyer:

(i)        written resignations, dated as of the Closing Date, duly executed by each of the members of the board of managers of the Company, in form and substance reasonably satisfactory to Buyer;

(ii)                              an LTIP Cancellation Agreement duly executed by each LTIP Holder;

(iii)      a customary payoff letter with respect to the Credit Agreement that lists all obligations of the Company to the lenders thereunder as of the Closing Date under the Credit Agreement; and

(iv)                          a good standing certificate, dated within five (5) Business Days before Closing, from the Delaware Secretary of State stating that the Company is in good standing therein.

(c)                          At the Closing, the Blocker shall deliver to Buyer:

(i)                                  written resignations, dated as of the Closing Date, duly executed by each of officers and directors of the Blocker, in form and substance reasonably satisfactory to Buyer; and

(ii)                              a good standing certificate, dated within five (5) Business Days before Closing, from the Delaware Secretary of State stating that the Blocker is in good standing therein.

(d)                        At the Closing, each Blocker Seller shall deliver to Buyer stock certificates evidencing the Blocker Interests owned by such Blocker Seller, duly endorsed in blank or accompanied by powers or other instruments of transfer duly executed in blank, in form and substance reasonably satisfactory to Buyer.

(e)                          At the Closing, each of the Unit Sellers shall deliver to Buyer an assignment and assumption agreement to effect the assignment of each Unit Seller’s Subject Units to Buyer, duly executed by each Unit Seller, in form and substance reasonably satisfactory to Buyer.

SECTION 2.4                           Escrow Agreement.  On the Closing Date, Buyer and the Representative shall enter into an escrow agreement with the Escrow Agent effective as of the Closing Date which shall be substantially in the form attached hereto as Exhibit D (the “Escrow

Agreement”).  Subject to Section 10.9 (Reconciliation Escrow Amount and Indemnification Escrow Amount), at the eighteen (18) month anniversary of the Closing (the “Indemnification Escrow Release Date”), Buyer and the Representative shall issue joint written instructions to the Escrow Agent authorizing the distribution to the Sellers, in accordance with payment instructions delivered by the Representative to Buyer, the amount of funds then remaining in the Indemnification Escrow Account, if any, to the extent (i) not subject to unresolved indemnfication claims made by Buyer or Buyer’s Other Indemnified Persons in accordance with Article X prior to that time (and such funds subject to unresolved claims shall remain in the Indemnification Escrow Account until the resolution thereof) and (ii) the aggregate amount in dispute under Section 3.2 does not exceed the then current balance of the Reconciliation Escrow Account (and the portion of the aggregate amount in dispute under Section 3.2 that exceeds the then current balance of the Reconciliation Escrow Account shall remain in the Indemnification Escrow Account until resolution thereof).  In the event of any conflict between this Agreement and the Escrow Agreement, the terms of this Agreement shall control.

SECTION 2.5                           Payment Schedule.  No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a schedule (i) setting forth each Seller’s share of the Closing Payment, (ii) setting forth each Person to whom any Transaction Expense is owing and such Person’s share of the Closing Payment, (iii) setting forth the Person to whom amounts are owing under the Credit Agreement and such Person’s share of the Closing Payment and (iv) designating the accounts to which the Closing Payment due each Seller, each Person to whom any Transaction Expense is owing, and the Person to whom amounts are owing under the Credit Agreement shall be paid by Buyer at the Closing (the “Payment Schedule”), which shall be prepared consistently in all material respects with the methodology contained in the illustrative Payment Schedule set forth on Exhibit E.

ARTICLE III

ESTIMATED PURCHASE PRICE AND POST-CLOSING ADJUSTMENT

SECTION 3.1                           Estimated Purchase Price.  No later than three (3) Business Days prior to the Closing, the Company shall prepare and deliver to Buyer a statement (the “Estimated Statement”) reflecting the Company’s calculation of the Purchase Price (the “Estimated Purchase Price”) based on good faith estimates of the Closing Indebtedness, the Closing Cash, the Closing Transaction Expenses and the Closing Net Working Capital, all of which shall be calculated on a basis consistent with this Agreement, including, as applicable, Exhibit B.

SECTION 3.2                           Post-Closing Adjustment.

(a)                          As promptly as practicable after the Closing, but no later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Representative a statement (the “Closing Statement”) setting forth Buyer’s good faith calculation of the Closing Indebtedness, the Closing Cash, the Closing Transaction Expenses and the Closing Net Working Capital, which shall be calculated on a basis consistent with this Agreement, including, as applicable, Exhibit B.

(b)                         The Company and Buyer shall (i) permit the Representative and its representatives to have reasonable access at reasonable times to the books and records of the Company pertaining to or used in connection with the preparation of the Closing Statement and provide the Representative with copies thereof as reasonably requested by the Representative (except that no party hereto will be required to give access to or otherwise disclose any information if such access or disclosure would jeopardize any attorney-client or other privilege or contravene any applicable Law) and (ii) provide the Representative and its representatives reasonable access at reasonable times to the employees and accountants of the Company, Buyer and its Subsidiaries as reasonably requested by the Representative for the purpose of discussing the books and records pertaining to or used in connection with the preparation of the Closing Statement.  If the Representative claims that Buyer has failed to comply with its obligations under this Section 3.2(b) to provide access to books, records and personnel, it may initiate the appointment of the Accounting Firm.  The Accounting Firm shall have the authority to determine if Buyer has complied with its obligations to provide access and to order (if necessary) Buyer to comply with any such obligations.  If the Representative disagrees with any part of Buyer’s calculation of the Closing Indebtedness, the Closing Cash, the Closing Transaction Expenses or the Closing Net Working Capital as set forth on the Closing Statement, the Representative shall, within forty-five (45) days after the Representative’s receipt of the Closing Statement, notify Buyer in writing of such disagreement (an “Objection Notice”).  The Objection Notice shall specify the items and amounts of which aspects of the Closing Statement are being disputed and reasonably describe the basis for such dispute.  Items and amounts identified in the Closing Statement that are not disputed by the Representative in the Objection Notice, shall be considered final and binding on all of the parties and such items and amounts shall not be subject to further review.  If the Representative does not deliver an Objection Notice within such forty-five (45) day period to Buyer, then the Closing Statement shall be conclusive, final and binding on all of the parties (in such instance, a “Final Statement”).  If the Representative delivers an Objection Notice to Buyer, then Buyer and the Representative shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Indebtedness, the Closing Cash, the Closing Transaction Expenses and/or the Closing Net Working Capital, and any such resolution shall be conclusive and binding on all of the parties (in such instance, a “Final Statement”).  In the event that Buyer and the Representative are unable to resolve all such disagreements within fifteen (15) days after Buyer’s receipt of such Objection Notice, either Buyer or the Representative may elect that the parties shall jointly submit such remaining disagreements to KPMG LLP or, if KPMG LLP declines to serve, any other nationally recognized certified public accounting firm as is reasonably acceptable to Buyer and the Representative (the “Accounting Firm”).

(c)                          Buyer and the Representative shall use commercially reasonable efforts to cause the Accounting Firm to resolve all remaining disagreements with respect to the computation of the Closing Indebtedness, the Closing Cash, the Closing Transaction Expenses and/or the Closing Net Working Capital identified in the Objection Notice as promptly as practicable, but in any event shall direct the Accounting Firm to render a determination within thirty (30) days after its retention.  The Accounting Firm shall consider only those items and amounts in Buyer’s and the Representative’s respective calculations of the Closing Indebtedness, the Closing Cash, the Closing Transaction Expenses and the Closing Net Working Capital, that are identified as being items and amounts to which Buyer and the Representative have been unable to agree.  The Accounting Firm may not consider any items or amounts that were not presented on the Closing Statement or Objection Notice.  In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party in the Closing Statement or the Objection Notice, as applicable, or less than the smallest value for such item claimed by either party in the Closing Statement or the Objection Notice, as applicable.  The Accounting Firm’s determination of the Closing Indebtedness, the Closing Cash, the Closing Transaction Expenses and/or the Closing Net Working Capital, as applicable, shall be based solely on written materials submitted by Buyer and the Representative and oral submissions made by Buyer and the Representative (i.e., not on independent review) and on the definitions set forth in this Agreement.  The determination of the Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review (other than with respect to errors in arithmetic calculations) (in such instance, a “Final Statement”).

(d)                        The costs and expenses of the Accounting Firm in determining the Closing Indebtedness, the Closing Cash, the Closing Transaction Expenses and/or the Closing Net Working Capital shall be borne by Buyer and the Representative, respectively, in the proportion that the aggregate dollar amount of the disputed items submitted to the Accounting Firm by such party that are unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of disputed items submitted by Buyer and the Representative.

(e)                          For purposes of this Agreement, the “Final Purchase Price” means the Purchase Price as calculated based on the Closing Indebtedness, the Closing Cash, the Closing Transaction Expenses and the Closing Net Working Capital set forth on any Final Statement as determined in accordance with this Section 3.2.  Within five (5) Business Days after the Final Purchase Price is determined pursuant to this Section 3.2:

(i)                                  If the Final Purchase Price exceeds the Estimated Purchase Price, (A) Buyer will promptly pay to, or at the direction of, the Representative, for payment to the Sellers, an amount equal to such excess by wire transfer of immediately available funds and (B) Buyer and the Representative shall provide joint written instructions to the Escrow Agent to release all amounts remaining in the Reconciliation Escrow Account to, or at the direction of, the Representative, for payment to the Sellers, by wire transfer of immediately available funds.

(ii)                              If the Final Purchase Price is less than the Estimated Purchase Price (such difference being the “Shortfall Amount”), Buyer and the Representative shall provide joint written instructions to the Escrow Agent to (A) release to Buyer an amount equal to the lesser of (x) the Shortfall Amount and (y) the amount remaining in the Reconciliation Escrow Account, and (B) release all amounts remaining in the Reconciliation Escrow Account after the distribution described in clause (A) (if any) to, or at the direction of, the Representative, for payment to the Sellers, in each case, by wire transfer of immediately available funds.  Pursuant to Section 10.9, Buyer shall have recourse against the Indemnification Escrow Amount to the extent the Shortfall Amount exceeds the Reconciliation Escrow Amount.

(f)                           Any payment to be made pursuant to Section 3.2(e) shall be treated by all parties for tax purposes as an adjustment to the purchase price, unless otherwise required under applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as disclosed in the disclosure schedules (the “Disclosure Schedules”) delivered to Buyer in connection with this Agreement, each Seller, severally and not jointly, hereby represents and warrants to Buyer that each statement contained in this Article IV is true and correct with respect to such Seller.

SECTION 4.1                           Organization.  If such Seller is a corporation or other legal entity, such Seller is duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to execute and deliver this Agreement and the other documents, instruments, certificates, and agreements contemplated hereby to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”) and to consummate the transactions contemplated hereby and thereby.  If such Seller is a corporation or other legal entity, the execution, delivery and performance of this Agreement and each Seller Document by such Seller have been duly authorized and approved by all necessary action with respect to such Seller, and each such authorization and approval remains in full force and effect.  If such Seller is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and the Seller Documents and to consummate the transactions contemplated hereby and thereby.

SECTION 4.2                           Authorization of Agreement.  This Agreement has been, and each of the Seller Documents has been or will be at or prior to the Closing, duly and validly executed and delivered by such Seller, and this Agreement constitutes, and each Seller Document constitutes or when so executed and delivered will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”).

SECTION 4.3                           Conflicts; Consents of Third Parties.

(a)                          None of the execution and delivery by such Seller of this Agreement or the Seller Documents, the consummation by such Seller of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will result (with or without notice or lapse of time, or both) in any amendment, suspension, modification, acceleration of rights or obligations under, the imposition of any Lien, violation of or default under, or give rise to a right of amendment, suspension, modification, acceleration of rights or obligations, termination, cancellation, or to impose any Lien under, any provision of (i) if such Seller is a corporation or other legal entity, the certificate of incorporation or by-laws or comparable organizational documents of such Seller; (ii) any Order applicable to such Seller or by which any of the properties or assets of such Seller is bound; or (iii) any applicable Law, other than, in the case of clauses (i), (ii) and (iii), such amendments, suspensions, modifications, accelerations, obligations, impositions, violations, defaults, terminations or cancellations that would not, individually or in the aggregate, have a material adverse effect on such Seller’s ability to perform its obligations under this Agreement or the consummation of the transactions contemplated hereby.

(b)                         No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of such Seller in connection with the execution and delivery by such Seller of this Agreement or the Seller Documents or the consummation by such Seller of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and any other applicable Antitrust Laws, (ii) such consents, waivers, approvals, authorizations, declarations or filings that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on such Seller’s ability to perform its obligations under this Agreement or the consummation of the transactions contemplated hereby, and (iii) as may be necessary as a result of any facts or circumstance relating solely to Buyer or any of its Affiliates.

SECTION 4.4                           Title.  If such Seller is a Unit Seller, such Seller is the sole record and beneficial owner of, and has good and valid title to, the Units set forth opposite its name on Exhibit A and such Seller will deliver to Buyer at the Closing such Units free and clear of any Lien, and if such Seller is a Blocker Seller, such Seller is the sole record and beneficial owner of, and has good and valid title to, the Blocker Interests set forth opposite its name on Exhibit A and such Seller will deliver to Buyer at the Closing such Blocker Interests free and clear of any Lien.

SECTION 4.5                           Exclusivity of Seller Representations.  Except for the representations and warranties expressly set forth in this Article IV (as modified by the Disclosure Schedules) and any representations and warranties expressly set forth in any Seller Document, such Seller makes no other representation or warranty, and such Seller hereby disclaims all liability and responsibility for any other representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or any of its Affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to Buyer or any of its Affiliates or representatives by any director, manager, officer, employee, agent, consultant or representative of any Seller, the Company, the Blocker or any of their respective Affiliates).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Disclosure Schedules, the Company hereby represents and warrants to Buyer that each statement contained in this Article V is true and correct.

SECTION 5.1                           Organization.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.  The Company is duly qualified or authorized to do business as a foreign entity in each other jurisdiction in which it owns, leases or operates properties, or conducts business, so as to require such qualification or authorization, except where the failure to be so qualified or authorized would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.2                           Authorization of Agreement.  The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the other documents, instruments, certificates, and agreements contemplated hereby to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”) and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Company Document by the Company have been duly authorized and approved by all necessary action with respect to the Company, and each such authorization and approval remains in full force and effect.  This Agreement has been, and each of the Company Documents has been or will be at or prior to the Closing, duly and validly executed and delivered by the Company, and this Agreement constitutes, and each Company Document constitutes or when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 5.3                           Conflicts; Consents of Third Parties.

(a)                          Except as set forth in Schedule 5.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will result (with or without notice or lapse of time, or both) in any amendment, suspension, modification, acceleration of rights or obligations under, the imposition of any Lien, violation of or default under, or give rise to a right of amendment, suspension, modification, acceleration of rights or obligations, termination, cancellation, or to impose any Lien under any provision of (i) the certificate of formation of the Company or the Company Operating Agreement; (ii) any Contract or Permit to which the Company is a party or by which it or any of the properties or assets of the Company is bound; (iii) any Order applicable to the Company or by which any of the properties or assets of the Company is bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such amendments, suspensions, accelerations, impositions, violations, defaults, terminations or cancellations that are not material or that arise solely as a result of any facts or circumstances relating to Buyer or any of its Affiliates.

(b)                         No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement or the Company Documents or the consummation by the Company of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and any other applicable Antitrust Laws, (ii) such consents, waivers, approvals, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not be material, and (iii) as may be necessary as a result of any facts or circumstance relating solely to Buyer or any of its Affiliates.

SECTION 5.4                           Capitalization.

(a)                          The record owners of all of the outstanding Units are set forth in Schedule 5.4(a).

(b)                         All outstanding Units are duly authorized, validly issued, fully paid and non-assessable and not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Limited Liability Company Act, the certificate of formation of the Company or the Company Operating Agreement Company or any Contract to which the Company is a party or otherwise bound.

(c)                          Except as set forth in Schedule 5.4(c), (i) there is no option, warrant, call, put, convertible instrument, Contract, commitment, purchase right, subscription right, conversion right, exchange right, right of first refusal, or similar right, agreement, arrangement or undertaking of any kind whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, the Company, (ii) there are no proxies, voting trusts, voting agreements or similar rights or Contracts with respect to the Units or the Company, and (iii) there are no unit appreciation rights, profit participation rights, phantom units or similar rights with respect to the Company.

(d)                        The Company does not own, or have any ownership interest in, any other Person.

SECTION 5.5                           Financial Statements.

(a)                          The Company has delivered to Buyer copies of (i) the audited balance sheet of the Company as of each of December 28, 2012 and December 27, 2013 and the related audited statements of income and members’ equity and cash flows of the Company for the fifty-two (52) weeks ended December 28, 2012 and December 27, 2013 (the December 28, 2012 and December 27, 2013 audited statements of income and members’ equity and cash flows, together with the audited balance sheets of the Company as of December 28, 2012 and December 27, 2013, are the “Audited Financial Statements”), (ii) the balance sheet of the Company as of December 26, 2014 (the “Balance Sheet Date” and such balance sheet, the “Balance Sheet”) and the related statements of income and members’ equity and cash flows of the Company for the fifty-two (52) weeks ended December 26, 2014 (the December 26, 2014 statements of income and members’ equity and cash flows, together with the Balance Sheet, are the “2014 Financial Statements”), and (iii) the unaudited balance sheet of the Company as of March 31, 2015 (the “Interim Balance Sheet”) and the related unaudited statements of income and members’ equity and cash flows of the Company for the three (3) fiscal months ended March 31, 2015 (the Interim Balance Sheet and the related unaudited statements of income and members’ equity and cash flows of the Company for the three (3) fiscal months ended March 31, 2015, are collectively the “Interim Financial Statements” and all of the foregoing, together with the Audited Financial Statements and the 2014 Financial Statements, are collectively the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated therein, subject in the case of the

Interim Financial Statements, to the absence of footnote disclosure and to normal, recurring end-of-year adjustments.  The Financial Statements were prepared in accordance with, and are consistent with, the books of account and financial records of the Company (which books and records are correct and complete in all material respects).

(b)                         The Company has delivered to Buyer a true, correct and complete copy of its certificate of formation and the Company Operating Agreement as in effect as of the date hereof.  Schedule 5.5(b) sets forth a list of all the officers and directors of the Company as of the date hereof.

SECTION 5.6                           No Undisclosed Liabilities.  The Company does not have any liabilities of a nature that would have been required to be reflected on the Balance Sheet or in the notes thereto in accordance with GAAP and were not so reflected, other than (i) liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date, (ii) liabilities incurred in connection with the transactions contemplated hereby, (iii) liabilities that have been discharged or paid in full prior to the date hereof in the Ordinary Course of Business, or (iv) taken into account in the Estimated Statement or the Final Statement.

SECTION 5.7                           Absence of Certain Developments.  Except as contemplated by this Agreement or as set forth in Schedule 5.7, since the Balance Sheet Date, (i) the Company has conducted its business in the Ordinary Course of Business, (ii) there has not been any event, condition or change that, individually or in the aggregate, constitutes a Material Adverse Effect, and (iii) the Company has not taken any action that, if such action had occurred after the signing of this Agreement and prior to the Closing, would have required the consent of Buyer pursuant to Section 8.2(b).

SECTION 5.8                           Taxes.

(a)                          The Company has timely filed all material Tax Returns required to be filed by it and such Tax Returns were true and correct in all material respects, and all material Taxes owed by the Company have been timely paid (whether or not shown as due on any Tax Return).

(b)                         The Company has withheld and paid over, or caused to be withheld and paid over, to the appropriate Taxing Authorities, all material Taxes required to be so withheld and paid over for all periods under all applicable Law.

(c)                          No examination, claim, litigation or other Proceeding is pending or, to the Knowledge of the Company, threatened with regard to any material Taxes of the Company.

(d)                        No requests for waivers of the time to assess any material Tax have been made that are still pending (other than extensions of time to file Tax Returns obtained in the ordinary course).

(e)                          The Company is not engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f)                           The Company has been taxed as a partnership for U.S. federal income and applicable state and local tax purposes since its organization.

(g)                         No written claim has been made in the last three (3) years by a Taxing Authority in a jurisdiction where the Company does not file any Tax Return that the Company is or may be subject to taxation by such jurisdiction.

(h)                         The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code or other agreement with a Taxing Authority (or any similar provision of any Law) executed on or before the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any Law), (iv) installment sale or open transaction disposition made on or before the Closing Date, or (v) prepaid amount received on or before the Closing Date other than any such amount received in the Ordinary Course of Business.

(i)                             Neither the Company, nor any predecessor of the Company, has been a member of a group (including an affiliated group) with which it has filed or been included in a combined, consolidated or unitary income tax Tax Return, other than a group in which it is currently a member.  The Company has not been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract that includes any Person other than the Company (other than any such agreement or Contract not primarily related to Taxes).  Neither the Company nor any predecessor of the Company is liable for any Tax of any Taxpayer other than the Company under Treasury Regulations Section 1.1502-6 (or any similar provision of any Law), as a transferee or successor, by Contract (including any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement) or otherwise,  in each case for any Taxable period beginning before the Closing Date.  After the Closing Date, neither the Company nor any predecessor of the Company will be bound by or have any liability under any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract entered into before the Closing (other than any such agreement or Contract not primarily related to Taxes), including for any amount due with respect to any taxable period ending on or before the Closing Date.

SECTION 5.9                           Real Property.

(a)                          The Company does not own, and has never owned, any real property.

(b)                         Schedule 5.9 sets forth a list by street or location of all leases or subleases of real property leased by the Company as tenant or lessee (including as subtenant or sublessee) or by the Company as lessor (including as sublessor) (collectively, the “Leased Real Property Leases”).  The Leased Real Property Leases are in full force and effect, subject to proper authorization and execution of such lease by the other party thereto and the Bankruptcy and Equity Exception.  The Company is not in default or material breach under any Leased Real Property Lease, and, to the Knowledge of the Company, no other party is in default or otherwise in material breach thereof.  Sellers have provided to Buyer a true, correct and complete copy of each Leased Real Property Lease.

(c)                          To the Knowledge of the Company (provided that, for purposes of this sentence, “Knowledge of the Company” shall not require any inquiry or investigation), as of the date hereof, there is no material defect in any structural component of any improvement on any Leased Real Property or any of its electrical, plumbing, HVAC, life safety or other building systems.  As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened condemnation or other eminent domain proceeding affecting any Leased Real Property or any sale or other disposition of any Leased Real Property in lieu of condemnation.

(d)                        The Company has not given any mortgagee or other Person any estoppel certificate or similar instrument that would preclude assertion of any claim under any Leased Real Property Lease, affect any right or obligation under any Leased Real Property Lease or otherwise be binding upon any successor to the Company’s position under any Leased Real Property Lease.

SECTION 5.10                   Intellectual Property.

(a)                          Schedule 5.10(a) sets forth a list of all (i) patents and patent applications and trademark, service mark, domain names and copyright registrations and applications for registration, in each case, that are owned by the Company (collectively, “Company Registered Intellectual Property”) and (ii) licenses of Intellectual Property (other than any non-exclusive license concerning commercially available data or software involving in any such case aggregate payments by the Company of less than $100,000) granted by third parties to the Company or by the Company to a third party (“Licensed Intellectual Property”).  Except as set forth in Schedule 5.10(a), the Company either owns free and clear of all Liens (except for Permitted Exceptions), or has sufficient rights to use, all Intellectual Property used to conduct the business of the Company as currently conducted (collectively, the “Company Intellectual Property”).

(b)                         All necessary registration, maintenance, renewal, and annuity fees have been paid, and all necessary documents have been filed, in connection with the Company Registered Intellectual Property.  In connection with the Company Registered Intellectual Property, all registrations are in force and all applications for the same are pending in good standing and without any adverse action or proceedings pending or threatened by or before the Governmental Body in which the registrations or applications are issued or filed.  The Company Registered Intellectual Property is valid and enforceable and none of the Company Registered Intellectual Property has been declared invalid or unenforceable or been limited by any court or arbitration panel.  There are no pending or threatened actions by third parties challenging the validity or enforceability of, or contesting the Company’s rights with respect to, any of the Company Registered Intellectual Property, other than office actions in the ordinary course of prosecution.  The Company has not received in the past three (3) years any notice or claim challenging the validity or enforceability of any Company Registered Intellectual Property, other than office actions in the ordinary course of prosecution.

(c)                          The Company has taken reasonable steps to protect, preserve and maintain the secrecy and confidentiality of its confidential and proprietary information and data that the Company wishes to maintain as confidential and that is not otherwise disclosed by the Company’s published patents, patent applications or copyrights.

(d)                        A privacy statement addressing the collection, retention, use and distribution of the personally identifiable information of individuals visiting the websites of the Company (the “Privacy Statement”) is posted and accessible to individuals on each website of the Company.  The Company (i) complies in all material respects with each of the Privacy Statements applicable to any given set of personally identifiable information collected by the Company; and (ii) complies in all material respects with all Laws regarding the collection, retention, use and disclosure of personally identifiable information. The Company has taken measures to protect and maintain the confidential nature of the personally identifiable information provided to the Company by individuals and to personal information collected from individuals against loss, theft and unauthorized access or disclosure, which measures are, as a whole, not less protective and comprehensive than those that would be taken by reasonably prudent business persons operating in the Company’s industry.  The Company has not received in the past three (3) years any written claims, notices or complaints regarding the Company’s information practices or the disclosure, retention, or misuse of any personally identifiable information by the Federal Trade Commission, any similar foreign bodies, or any other Governmental Body.

(e)                          Except as set forth in Schedule 5.10(e), no Proceeding is currently pending and in the past six (6) years no claim or demand has been made or, to the Knowledge of the Company, threatened in writing by any Person that (i) the use by the Company of the Company Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property of a third party, or (ii) that the Company is required to pay any royalty, license fee, charge or other amount in regard to, any Company Intellectual Property other than as set forth in the applicable license agreement.  No Proceeding is currently pending and in the past six (6) years no claim or demand has been made or, to the Knowledge of the Company, threatened in writing against any third party involving an infringement, misappropriation or violation by such third party of any Company Intellectual Property owned by the Company or exclusively licensed to the Company and, to the Knowledge of the Company, no third party is engaging in any activity that infringes, misappropriates or violates any Company Intellectual Property owned by the Company or exclusively licensed to the Company.  Except as set forth in Schedule 5.10(e), the conduct of the business of the Company has not in the past six (6) years and does not infringe, misappropriate or otherwise violate any rights of any Person in respect of Intellectual Property.  The representations and warranties set forth in this Section 5.10(e) constitute the only representations and warranties the Company makes in respect of infringement, misappropriation or other violation of third party Intellectual Property.

SECTION 5.11                   Material Contracts.

(a)                          Schedule 5.11(a) sets forth a true, correct and complete list (and to the extent that a Material Contract is oral, such Schedule contains an accurate description of the material terms thereof, and such Schedule indicates the applicable clause(s) among the following to which each such Material Contract relates) of Contracts to which the Company is a party or by which it or its assets is bound as of the date of this Agreement (each a “Material Contract” and, collectively, the “Material Contracts”) and which:

(i)                                  involve payments of more than $200,000 per year and relate to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the assets of the Company, other than Permitted Exceptions;

(ii)                              relate to partnerships, joint ventures or similar arrangements;

(iii)                          provide for transaction, sale, retention, change of control, or similar payments to employees;

(iv)                          would impose any material restriction upon the ability of the Company to freely engage in its business anywhere in the world;

(v)          constitute a guaranty of any obligation of any Person (other than the Company) or under which the Company remains obligated to lend to or make any investment in (in the form of a loan, capital contribution or otherwise) any other Person;

(vi)                          relate to the supply, manufacturing, distribution, marketing, advertising or promotion of products or services involving in any such case payments by the Company of more than $200,000 per year (other than purchases made pursuant to purchase orders in the Ordinary Course of Business);

(vii)                      relate to the supply of products (including distribution, dealer, broker, and sales representative Contracts) or services by the Company (other than any such Contract that is or on the Closing Date will be terminable at will or upon not more than 30 days’ notice by the Company without any liability of the Company);

(viii)                  relate to pending acquisitions or sales of any business;

(ix)                          provide for employment or severance of any employee of the Company, other than any such Contract that is terminable without cost or penalty by the Company by notice of not more than sixty (60) days;

(x)          are terminable, cancellable or modifiable upon a change in control of the Company;

(xi)                          relate to capital expenditures or the acquisition of fixed assets with expected aggregate expenditures in excess of $200,000;

(xii)                      are subject to United States Department of Agriculture, Grain Inspection, Packers & Stockyards Administration oversight or the Packers and Stockyards Act, 1921 (7 U.S.C § 181, et seq.), as amended, or regulations promulgated thereunder;

(xiii)                  relates to the hedging of currency, commodity or interest rate risk or contains a swap or similar arrangement;

(xiv)                  contains a license of Intellectual Property (other than any non-exclusive license concerning commercially available software involving in any such case aggregate payments by the Company of less than $100,000) granted by a third party (or third parties) to the Company or by the Company to a third party (or third parties);

(xv)                      contains any form of most-favored-nation clause or grants any party exclusivity; or

(xvi)                  relate to the indemnification of any individual who at the Closing is, or at any time prior to the Closing was, a director, manager or officer of the Company in such individual’s capacity as director, manager or officer of the Company.

(b)                         To the Knowledge of the Company, the Company has not received any written notice of any material breach or default or event that with or without notice or lapse of time, or both, would constitute a material breach or default by the Company under any Material Contract.  The Company is not and, to the Knowledge of the Company, no other party thereto is in material breach of or default under any Material Contract.  No event has occurred with respect to the Company that (with or without the passage of time or giving of notice, or both) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, any Material Contract or of any material right or obligation thereunder.  To the Knowledge of the Company, no event has occurred with respect to any party to a Material Contract that (with or without the passage of time or giving of notice, or both) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, any Material Contract or of any material right or obligation thereunder.  The Company has not waived in writing any material right under any Material Contract.  Except as set forth in Schedule 5.11(b), as of the date hereof, (i) the Company has not terminated, modified, accelerated or canceled any Material Contract or any material right or liability thereunder or communicated in writing its intent to do so, and (ii) the Company has not received any written notice from any party to any Material Contract communicating its intent to terminate, modify, accelerate or cancel any Material Contract.  The Company has not received any prepayment under any Material Contract for any service that has not been fully performed or good that has not been supplied (other than as is fully reflected in the Interim Balance Sheet and will be in Closing Net Working Capital).  If the parties to a Material Contract are performing under terms that have expired by the express terms of such Material Contract, then Schedule 5.10(a) identifies such expiration and describes the material terms under which such parties continue to perform.  As of the date hereof, there are no ongoing negotiations with respect to any Material Contract, and the Company has not received any notice of a party’s desire or intent to renegotiate a Material Contract.

(c)                          Each of the Material Contracts is legal, valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable (except to the extent enforceability may be limited by the Bankruptcy and Equity Exception) in accordance with its terms against the Company and, to the Knowledge of the Company, against each other party thereto, except to the extent such failures to be legal, valid, binding, in full force and effect or enforceable would not, individually or in the aggregate, be material.

SECTION 5.12                   Employee Benefits Plans.

(a)                          Schedule 5.12(a) sets forth a list of each material Company Benefit Plan or Company Employee Agreement.  The Company has made available to Buyer true, correct and complete copies of (i) each Company Benefit Plan or Company Employee Agreement (or, in the case of any such Company Benefit Plan or Company Employee Agreement that is unwritten, a description thereof) and any amendments, (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description, and any summaries of material modifications, for each Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan, and (v) all written communication to or from any Governmental Body materially affecting the Company Benefit Plans or Company Employee Agreements for the past three (3) years.  The Company Benefit Plans and Company Employee Agreements are all in material compliance with their terms and the applicable provisions of ERISA, the Code and all other applicable Laws.

(b)                         All Company Benefit Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) and that are intended to be tax qualified under Section 401(a) of the Code that are sponsored or maintained by the Company (each, a “Company Pension Plan”) have received a current favorable determination letter from the IRS or may rely on the opinion letter received by the pre-approved plan sponsor from the IRS with respect to the tax-qualified status thereof and (ii) to the Knowledge of the Company, no event has occurred since the date of the most recent determination or opinion letter relating to any such Company Pension Plan that would reasonably be expected to result in such Company Pension Plan losing tax-qualified status.  The Company has made available to Buyer the most recent determination or opinion letter received with respect to each Company Pension Plan.

(c)                          None of the Company Benefit Plans or Company Employee Agreements provide retiree medical or other retiree welfare benefits to any Person, other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state laws, and all such coverage is provided solely at the individual’s expense.

(d)                        No Company Benefit Plan is (i) an employee benefit plan subject to Title IV of ERISA or Section 412 of the Code or (ii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA).  Neither the Company nor any Person that, together with the Company is or was (within the past six (6) years) treated as a single employer under Section 414 of the Code, has at any time contributed to, or has had any liability or obligation in respect of, any plan subject to Title IV of ERISA.

(e)                          There are no material claims, actions, administrative agency charges, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company with respect to any Company Benefit Plans or Company Employee Agreements (other than claims for benefits in the Ordinary Course of Business).

(f)                           Except as set forth in Schedule 5.12(f), no Company Benefit Plan or Company Employee Agreement exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event), would reasonably be expected to (i) result in the payment of severance or any increase in severance pay upon any termination of employment after the date of this Agreement to any employee or (ii) accelerate the time of payment or vesting or result in any forfeiture, payment or funding (through a grantor trust of otherwise) of compensation or benefits under, or increase the amount payable pursuant to, any Company Benefit Plan or Company Employee Agreement with respect to any individual (other than with respect to any portion of the Purchase Price, if any, to which such individual is entitled as a Seller).

(g)                         All nonqualified deferred compensation plans (as defined in Section 409A of the Code) of the Company are in compliance with Section 409A of the Code and neither the Company Benefit Plans or Company Employee Agreements nor the consummation of the transactions contemplated by this Agreement will cause a participant in such Company Benefit Plan or Company Employee Agreement to be subject to the tax imposed by Section 409A of the Code.

(h)                         Upon the termination of any Company Benefit Plan, no benefits would be due to any participant other than the benefits described in such Company Benefit Plan.

(i)                             The execution of this Agreement and the consummation of the transactions contemplated hereby will not, as of the Closing, constitute an event under any Company Benefit Plan or Employee Agreement resulting in the payment of any amount that may be deemed an “excess parachute payment” under Section 280G of the Code.

(j)                             The Company has not engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code with respect to any Company Benefit Plan.  There are no facts or circumstances that would reasonably be expected to result in the imposition on the Company of any Tax under Section 4980H of the Code.

SECTION 5.13                   Labor.

(a)                          Schedule 5.13(a) contains a complete and accurate list identifying all current Employees of the Company as of the date hereof and specifying with respect to each such individual, as of the date hereof: (i) job title, primary work location, start date, base salary or regular hourly wage rate, target bonus for 2015 (if applicable), classification as full-time or part-time and as exempt or non-exempt under the Fair Labor Standards Act; (ii) whether the individual is on or, to the Knowledge of the Company, is expected to start any disability leave or other leave of absence (other than the use of vacation leave in the Ordinary Course of Business); and (iii) whether the individual is subject to any agreement with the Company that makes the relationship between the individual and the Company anything other than an “at-will” relationship that may be terminated by either party at any time, with or without notice, without any liability to the Company.

(b)                         Schedule 5.13(b) sets forth a list of all written Company policies, procedures, handbooks or codes of conduct that apply to any current Employee of the Company.

(c)                          Except as set forth in Schedule 5.13(c), (i) there are no pending or otherwise unresolved or, to the Knowledge of the Company, threatened workers’ compensation

Proceedings with respect to any Employee; (ii) there is no pending or, to the Knowledge of the Company, threatened Proceeding or investigation by any Governmental Body with respect to any Employee that involves any alleged violation or breach by the Company (or any of its officers or directors) of any applicable labor Law or Contract; and (iii) the Company has not been the subject of any pending, or, to the Knowledge of the Company, threatened complaints or investigations conducted by the Occupational Safety and Health Administration or similar state Governmental Body and, to the Knowledge of the Company, the Company has complied in all material respects with all applicable Laws concerning occupational safety and health.

(d)        The Company is not a party to any unexpired labor or collective bargaining agreement. The Company is not a party or subject to any pending or, to the Knowledge of the Company, threatened material labor strike, organized work stoppage, slowdown, lock out, unfair labor practice charge or similar labor activity or dispute affecting the Company.

(e)      The Company has materially complied with the applicable Laws relating to the preparation and retention of Form 1-9 for each current Employee with respect to whom such form is required under applicable Law.

(f)         To the Knowledge of the Company, no current Employee is subject to any obligation of confidentiality or non-competition that would reasonably be expected to restrict or impede the activities of any such Employee on behalf of the Company.

(g)        Except as set forth on Schedule 5.13(g), to the Knowledge of the Company, as of the date hereof, no member of the Company’s senior leadership team has any intention to terminate such Employee’s relationship with the Company either before or after the Closing.

SECTION 5.14                   Litigation.  There are no (a) investigations by a Governmental Body pending or, to the Knowledge of the Company, threatened against the Company, or (b) material Proceedings pending or, to the Knowledge of the Company, threatened against the Company.  The Company is not subject to any Order, except to the extent the same would not reasonably be material to the Company.  The Company is not in breach or default of any Order.

SECTION 5.15                   Compliance with Laws; Permits.

(a)                          The Company is, and for the last three (3) years has been, in compliance in all material respects with all Laws applicable to its business or operations.  During the last three (3) years, to the Knowledge of the Company, the Company has not received any written notice of the violation of any Laws by the Company.

(b)                         The Company currently has all material Permits required for the operation of its business as presently conducted, and each such Permit is listed in Schedule 5.15.  The Company is in compliance in all material respects with the terms of the Permits to which it is a party.  During the last three (3) years, to the Knowledge of the Company, the Company has not received any notice of revocation, suspension, modification or termination with respect to any such Permit.  No such Permit is subject to revocation, suspension, modification or termination as a result of transactions contemplated by this Agreement.

(c)                          Except as to meat and poultry products exempt from compliance, during the last six (6) years, the Company and its Products have been in compliance with California’s Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65).

(d)                        During the last six (6) years, the Company’s Products are and have at all times been produced, manufactured, packaged, distributed, and labeled in compliance with the Federal Meat Inspection Act (FMIA), the Poultry Product Inspection Act (PPIA), the Federal Food, Drug and Cosmetic Act (FDCA), and all similar U.S. Federal and state laws and regulations relating to food products.

(e)                          During the last six (6) years, the Company’s Products have not been adulterated or misbranded within the meaning of the FMIA, PPIA, and FDCA, and all similar U.S. state laws, nor have such Products been an article prohibited from introduction into interstate commerce under the FMIA, PPIA or FDCA at the time such article was delivered to the Company’s customers.

(f)                           During the last six (6) years, the Company’s advertising, labeling, and claims for the Company’s Products have been in compliance with the FMIA, PPIA, FDCA, Federal Trade Commission Act (FTCA), state law equivalents to the FTCA, the Uniform Deceptive Trade Practices Act (as adopted by the U.S. states), and any other similar unfair or deceptive trade practices or false advertising laws.

(g)                         Each source of raw material used in the Company’s Products, including all producers and processors that supply product to any co-packer on behalf of the Company, is compliant in all material respects with all written specifications or standards of production or care required by the Company to ensure that production output conforms to labeling claims, and the Company has access to and the right to have audited all production records to ensure that raw material used in the Products conforms to the specifications and standards of production and processing that are required to meet all advertising or labeling claims for such Products. All raw material used in the Company’s Products in transit from any jurisdiction outside of the United States conforms with applicable USDA inspection requirements that are applicable to the import of such material into the United States.

(h)                         During the last six (6) years, to the Knowledge of the Company, the Company has not received written notice of any allegations or claims made by the FDA, USDA, FTC, state attorneys general, any other government agency, consumer, consumer group, competitor, supplier, customer, or attorney that any of the Company’s Products were (1) unsafe; (2) posed a threat to human safety; (3) defective; (4) misbranded; or (5) falsely or misleading labeled or advertised.

(i)                             Except as set forth in Schedule 5.15(i), during the last six (6) years, (i) there have been no recalls or market withdrawals (as those terms are defined by the FDA and USDA, as applicable) of any Product of the Company, whether ordered by a Governmental Body or undertaken voluntarily by the Company, and (ii) none of the Products of the Company have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or pose a threat to the health or safety of a consumer when consumed in the intended manner.

SECTION 5.16                   Environmental Matters.

(a)                          The Company is in material compliance with all applicable Environmental Laws. The Company has obtained each material Permit that it is required to obtain under any Environmental Law.  The Company is, and during the last six (6) years has been, in compliance in all material respects with the terms and conditions of all material Permits issued to the Company pursuant to any Environmental Law. To the Knowledge of the Company, no incident, condition, change, effect or circumstance with respect to the Company has occurred during the last six (6) years that would reasonably be expected to prevent or interfere with the effectiveness or renewal of any material Permit.

(b)                         The Company is not a party to any pending or, to the Knowledge of the Company, threatened Proceeding alleging material non-compliance by the Company with, or that the Company has any material liability under, Environmental Laws.   To the Knowledge of the Company, during the last six (6) years the Company has not installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Material in any manner so as to create any liability under any Environmental Law or any other liability for the Company or Buyer.

(c)                          Sellers have delivered to Buyer a true, correct and complete copy of all reports, Permits, authorizations, disclosures and other documents relating to the status of any of the Leased Real Property or otherwise relating to the business of the Company with respect to any Environmental Law (including all Phase I and Phase II environmental site assessments related to any of the Leased Real Property) that are in the Company’s or the Sellers’ possession or control.

SECTION 5.17                   Insurance.  All insurance policies maintained by the Company as of the date of this Agreement are set forth on Schedule 5.17.  As of the date of this Agreement, all such policies are legal, valid, binding, enforceable and in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet but may be required to be paid with respect to any period ending prior to the Closing Date) and to the Knowledge of the Company no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  The Company is not in default or otherwise in breach thereof (including regarding payment of premiums or giving of notices) in any material respect.

SECTION 5.18                   Transactions with Affiliates.  Except as set forth in Schedule 5.18, the Company is not, and for the three (3) years immediately preceding the date of this Agreement has not been, indebted to, or a party to any agreement with, any Seller, director, employee, manager or officer (or any of their Affiliates) of the Company (or in the case of any such Person who is an individual, any member of his or her immediate family) (each, a “Company Related Person”), other than the Company Employee Agreements, or for reimbursable business expenses in the Ordinary Course of Business or benefits under the Plans, nor is any Company Related Person indebted to the Company, other than for advances made to employees of the Company in the Ordinary Course of Business to meet reimbursable business expenses reasonably anticipated to be incurred by such obligor.  No Company Related Person currently has any interest in real or personal property used by the Company.

SECTION 5.19    No Brokers.  Except as set forth in Schedule 5.19 (all of which arrangements constitute Transaction Expenses), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from the Company in respect thereof.

SECTION 5.20                   Suppliers.  Schedule 5.20(a) sets forth a list (listing the dollar volume for each) of (a) the ten (10) largest suppliers or vendors by dollar volume to the Company (or any co-packer or processor for the benefit of the Company) (based on purchases during the Company’s 2014 fiscal year) (collectively, “Suppliers”) and (b) in percentage terms, the sources of raw materials supplied to each of the Suppliers.  Except as set forth in Schedule 5.20(b), during the twelve (12) months immediately prior to the date hereof, no Supplier has materially reduced, made any material adverse change in, canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to materially reduce, make any material adverse change in, cancel or otherwise terminate, its relationship with the Company.

SECTION 5.21                   Customers.  Schedule 5.21(a) sets forth a list (listing the dollar volume for each) of the ten (10) largest customers by dollar volume (“Customers”) of the Company (based on purchases during the Company’s 2014 fiscal year).  During the twelve (12) months immediately prior to the date hereof, no Customer has materially reduced, made any material adverse change in, canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to materially reduce, make any material adverse change in, cancel or otherwise terminate, its relationship with the Company.  As of the date hereof, no material changes have been made since the date of the Interim Financial Statements (with such amount determined by aggregating the line items for Sales Adjustments, CPU, Coupon and Trade in the Interim Financial Statements) to the aggregate amount of discounts, trade ins, allowances, price concessions, incentive or rebate programs (including discount, slotting/intro allowances, bill-back price concessions, or volume incentives) utilized by the Company, except changes due to seasonality that are consistent with the Company’s 2015 annual budget provided to Buyer by the Company.

SECTION 5.22                   Exclusivity of Company Representations.  Except for the representations and warranties expressly set forth in this Article V (as modified by the Disclosure Schedules) and any representations and warranties expressly set forth in any Company Document, the Company makes no other representation or warranty, and the Company hereby disclaims all liability and responsibility for any other representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to Buyer or any of its Affiliates or representatives by any director, manager, officer, employee, agent, consultant or representative of any Seller, the Company, the Blocker or any of their respective Affiliates).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BLOCKER

Except as disclosed in the Disclosure Schedules, the Blocker hereby represents and warrants to Buyer that each statement contained in this Article VI is true and correct.

SECTION 6.1                           Organization.  The Blocker is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.  The Blocker is duly qualified or authorized to do business as a foreign entity in each other jurisdiction in which it owns, leases or operates properties, or conducts business, so as to require such qualification or authorization, except where the failure to be so qualified or authorized would not have a material adverse effect on the Blocker and the Company taken as a whole.

SECTION 6.2                           Authorization of Agreement.  The Blocker has all requisite corporate power and authority to execute and deliver this Agreement and the other documents, instruments, certificates, and agreements contemplated hereby to be executed by the Blocker in connection with the consummation of the transactions contemplated by this Agreement (the “Blocker Documents”) and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Blocker Document by the Blocker have been duly authorized and approved by all necessary action with respect to the Blocker, and each such authorization and approval remains in full force and effect.  This Agreement has been, and each of the Blocker Documents has been or will be at or prior to the Closing, duly and validly executed and delivered by the Blocker, and this Agreement constitutes, and each Blocker Document constitutes or when so executed and delivered will constitute, the legal, valid and binding obligation of the Blocker, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 6.3                           Conflicts; Consents of Third Parties.

(a)                          None of the execution and delivery by the Blocker of this Agreement or the Blocker Documents, the consummation by the Blocker of the transactions contemplated hereby or thereby, or compliance by the Blocker with any of the provisions hereof or thereof will result (with or without notice or lapse of time, or both) in any amendment, suspension, modification, acceleration of rights under, the imposition of any Lien, violation of or default under, or give rise to a right of amendment, suspension, modification, acceleration of rights or obligations, termination, cancellation, or right to impose any Lien under any provision of (i) the certificate of incorporation or by-laws of the Blocker; (ii) any material Contract or material Permit to which the Blocker is a party or by which it or any of the properties or assets of the Blocker is bound; (iii) any Order applicable to the Blocker or by which any of the properties or assets of the Blocker is bound; or (iv) any applicable Law.

(b)                         No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Blocker in connection with the execution and delivery by the Blocker of this Agreement or the Blocker

Documents or the consummation by the Blocker of the transactions contemplated hereby or thereby, except (i) for compliance with the applicable requirements of the HSR Act and any other applicable Antitrust Laws and (ii) as may be necessary as a result of any facts or circumstance relating solely to Buyer or any of its Affiliates.

SECTION 6.4                           Capitalization.

(a)                          The record owners of all of the outstanding Blocker Interests are set forth in Exhibit A.

(b)                         All outstanding Blocker Interests are duly authorized, validly issued, fully paid and non-assessable and not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware, the organizational documents of the Blocker or any Contract to which the Blocker is a party or otherwise bound.

(c)                          There is no option, warrant, call, put, convertible instrument, Contract, commitment, purchase right, subscription right, conversion right, exchange right, right of first refusal, or similar right, agreement, arrangement or undertaking of any kind whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, the Blocker.  There are no proxies, voting trusts, voting agreements or similar rights or Contracts with respect to the Blocker Interests or the Blocker.  There are no stock appreciation rights, profit participation rights, phantom stock or similar rights with respect to the Blocker.

(d)                        The Blocker does not own, or have any ownership interest in, any Person other than the Company.

SECTION 6.5                           Title.  The Blocker is the sole record and beneficial owner of, and has good and valid title to, the Units set forth opposite its name on Exhibit A.

SECTION 6.6                           Blocker Operations.  The Blocker was formed solely for the purpose of acquiring and holding Units and, other than the transactions pursuant to which the Blocker acquired the Units set forth opposite its name on Exhibit A and activities incidental to its ownership of the Units, the Blocker has not engaged in any business activities or conducted any operations whatsoever.  As of the Closing Date, the Blocker will not have any liabilities, other than (i) its obligations in respect of Taxes and (ii) its obligations under this Agreement and the Blocker Documents, its certificate of incorporation, by-laws and similar governing documents.  The Blocker has no liability, actual or contingent, with respect to any Plan sponsored or contributed to by the Blocker or any Person that, together with the Blocker, is or was (at a relevant time) treated as a single employer under Section 414 of the Code.

SECTION 6.7                           Tax Representations.

(a)                          The Blocker has timely filed all material Tax Returns required to be filed by it and such Tax Returns were true and correct in all material respects, and all material Taxes owed by the Blocker have been timely paid (whether or not shown as due on any Tax Return).

(b)                         The Blocker has withheld and paid over, or caused to be withheld and paid over, to the appropriate Taxing Authorities, all material Taxes required to be so withheld and paid over for all periods under all applicable Law.

(c)         Except as set forth in Schedule 6.7(c), no examination, claim, litigation or other Proceeding is pending or, to the knowledge of the Blocker, threatened with regard to any material Taxes of the Blocker.

(d)        No requests for waivers of the time to assess any material Tax have been made that are still pending (other than extensions of time to file Tax Returns obtained in the ordinary course).

(e)         The Blocker is not engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f)         In the last two (2) years, the Blocker has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(g)        No written claim has been made in the last three (3) years by a Taxing Authority in a jurisdiction where the Blocker does not file any Tax Return that the Blocker is or may be subject to Taxation by such jurisdiction.

(h)                         The Blocker will not be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code or other agreement with a Taxing Authority (or any similar provision of any Law) executed on or before the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any Law); (iv) installment sale or open transaction disposition made on or before the Closing Date; or (v) prepaid amount received on or before the Closing Date, other than any such amount received in the Ordinary Course of Business.

(i)                             Neither the Blocker, nor any predecessor of the Blocker, has been a member of a group (including an affiliated group) with which it has filed or been included in a combined, consolidated or unitary income tax Tax Return, other than the group in which it is currently a member.  The Blocker has not been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract that includes any Person other than the Blocker (other than any such agreement or Contract not primarily related to Taxes).  Neither the Blocker nor any predecessor of the Blocker is liable for any Tax of any Taxpayer other than the Blocker under Treasury Regulations Section 1.1502-6 (or any similar provision of any Law), as a transferee or successor, by Contract (including any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement) or otherwise, in each case for any Taxable period beginning before the Closing Date.  After the Closing Date, neither the Blocker nor any predecessor of the Blocker will be bound by or have any liability under any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract entered into before the Closing (other than any such agreement or Contract not primarily related to Taxes), including for any amount due with respect to any taxable period ending on or before the Closing Date.

SECTION 6.8                           Exclusivity of Blocker Representations.  Except for the representations and warranties expressly set forth in this Article VI (as modified by the Disclosure Schedules) and any representations and warranties expressly set forth in any Blocker Document, the Blocker makes no other representation or warranty, and the Blocker hereby disclaims all liability and responsibility for any other representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to Buyer or any of its Affiliates or representatives by any director, manager, officer, employee, agent, consultant or representative of any Seller, the Company, the Blocker or any of their respective Affiliates).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company, the Blocker and the Sellers that each statement contained in this Article VII is true and correct.

SECTION 7.1                           Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, have an adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

SECTION 7.2                           Authorization of Agreement.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other documents, instruments, certificates, and agreements contemplated hereby to be executed by Buyer in connection with the consummation of the transactions contemplated this Agreement (the “Buyer Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Buyer Document by Buyer have been duly authorized and approved by all necessary action with respect to Buyer, and each such authorization and approval remains in full force and effect. This Agreement has been, and each Buyer Document has been or will be at or prior to the Closing, duly and validly executed and delivered by Buyer, and this Agreement constitutes, and each Buyer Document constitutes or when so executed and delivered will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 7.3                           Conflicts; Consents of Third Parties.

(a)                          None of the execution and delivery by Buyer of this Agreement or the Buyer Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Buyer with any of the provisions hereof or thereof will result (with or without notice or lapse of time, or both) in any amendment, suspension, modification, acceleration of rights under, the imposition of any Lien, violation of or default under, or give rise to a right of amendment, suspension, modification, acceleration of rights or obligations, termination, cancellation, or to impose any Lien under, any provision of (i) the certificate of incorporation or by-laws of Buyer; (ii) any Contract or Permit to which Buyer is a party or by which it or any of the properties or assets of Buyer is bound; (iii) any Order applicable to Buyer or by which any of the properties or assets of Buyer is bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such amendments, suspensions, modifications, accelerations, impositions, violations, defaults, terminations or cancellations that would not, individually or in the aggregate, have an adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

(b)                         No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents or the consummation by Buyer of the transactions contemplated hereby or thereby, except for compliance with the applicable requirements of the HSR Act, any other applicable Antitrust Laws and Section 13(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

SECTION 7.4                           Litigation.  There are no Proceedings pending or, to the knowledge of Buyer, threatened against Buyer that are reasonably likely to prohibit or restrain the ability of Buyer to enter into this Agreement or consummate the transactions contemplated hereby.

SECTION 7.5                           Investment Intention.  Buyer is acquiring the Units and the Blocker Interests for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof.  Buyer understands that the Units and the Blocker Interests have not been registered under the Securities Act and cannot be sold, offered for sale, pledged or otherwise transferred unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  Buyer is an “accredited investor” (as such term is defined under Rule 501(a) of Regulation D under the Securities Act) and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Units and the Blocker Interests.

SECTION 7.6                           No Brokers.  Buyer has no obligation to any Person, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement that would cause any Seller, the Company or the Blocker to become liable for payment of any fee or expense with respect thereto.

SECTION 7.7                           Sufficient Funds.  Buyer has and will have as of the Closing cash available or existing borrowing facilities which together are and will be sufficient to pay all amounts to be paid by Buyer in connection with this Agreement and the other Buyer Documents and the transactions contemplated hereby and thereby, including the payment by Buyer of all obligations pursuant to Section 2.3(a), and Buyer’s costs and expenses on the terms and conditions contained in this Agreement, and there is not, nor will there be, any restriction on the use of such cash for such purpose.

SECTION 7.8                           Solvency.  Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company.  Assuming the accuracy of the representations and warranties of the Company contained in Article V, at Closing, and after giving effect to the transactions contemplated by this Agreement, Buyer and the Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and will not incur debts beyond its ability to pay as they become absolute and matured.

SECTION 7.9                           Condition of the Business.  Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges that none of the Company, the Blocker, any Seller, any of their respective Affiliates or any other Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Sellers in Article IV (as modified by the Disclosure Schedules) or in the Seller Documents, the Company in Article V (as modified by the Disclosure Schedules) or in the Company Documents and the Blocker in Article VI (as modified by the Disclosure Schedules) or in the Blocker Documents.  Buyer further acknowledges that none of the Company, the Blocker, any Seller, any of their respective Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Sellers, the Company, the Blocker or the transactions contemplated by this Agreement, not expressly set forth in this Agreement, the Seller Documents, the Company Documents or the Blocker Documents, and none of the Company, the Blocker, any Seller or any of their respective Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or any of its Affiliates or representatives of, or Buyer’s or any such other Person’s use of, any such information, including any confidential memoranda distributed on behalf of the Company or other publications or data room information provided to Buyer or any of its Affiliates or representatives, or any other document or information in any form provided to Buyer or any of its Affiliates or representatives in connection with the transactions contemplated hereby.

ARTICLE VIII

COVENANTS

SECTION 8.1                           Access to Information.  Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, prior to the Closing Date, upon reasonable notice to the Company, Buyer shall be entitled, through its officers, employees and representatives, to make such investigation of the properties, businesses and operations of the Company and such examination of the books and records of the Company as it reasonably requests (provided that Buyer and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company) and, at Buyer’s cost and expense, to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law.  Buyer and its representatives shall cooperate with the Company and its representatives and shall use reasonable best efforts to minimize any disruption to the business in connection with such investigation and examination.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted if such investigation or examination would jeopardize any attorney-client privilege or other privilege or contravene applicable Law.  Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of a representative of the Company (who shall be identified in writing to Buyer as the representative contemplated by this Section 8.1), (i) Buyer shall not contact any suppliers to, or customers or employees of, the Company with respect to the transactions contemplated hereby, and (ii) Buyer shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company.  Buyer shall and shall cause Buyer’s Affiliates and representatives to keep confidential any non-public information received from the Company, its Affiliates or its representatives, directly or indirectly, pursuant to this Section 8.1 in accordance with the Confidentiality Agreement.

SECTION 8.2                           Conduct of the Business Pending the Closing.

(a)                          Prior to the Closing, except (i) as set forth on Schedule 8.2, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), each of the Company and the Blocker shall use its commercially reasonable efforts to conduct its business in the Ordinary Course of Business.

(b)                         Without limiting the generality of the foregoing, except (w) as set forth on Schedule 8.2, (x) as required by applicable Law, (y) as otherwise contemplated by this Agreement or (z) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and the Blocker shall not:

(i)                                  issue or sell any shares of the Company’s or the Blocker’s capital stock or other equity securities;

(ii)                              issue or sell any securities convertible into, or options with respect to, warrants to purchase, or rights to subscribe for, any shares of the Company’s or the Blocker’s capital stock or other equity securities;

(iii)                          effect any recapitalization, reclassification, stock dividend, stock split or like change in the capitalization of the Company or the Blocker;

(iv)                          amend in any material respect the certificate of incorporation or by-laws or comparable organizational documents of the Company or the Blocker;

(v)                              other than in the Ordinary Course of Business or as contemplated by an existing Company Benefit Plan or Company Employee Agreement, agreement, policy or arrangement (including any collective bargaining agreement) (A) increase the annual level of compensation of any officer of the Company, (B) modify or amend any Company Benefit Plan or Company Employee Agreement in any manner that materially increases the amount of the liability attributable to the Company in respect of such Company Benefit Plan or Company Employee Agreement, (C) grant or pay any extraordinary bonus or other extraordinary discretionary compensation to any employee of the Company, or (D) enter into any employment

Contract (other than any Contract terminable without cost or penalty by the Company by notice of not more than sixty (60) days) with any individual to serve as an officer of the Company;

(vi)                          subject to any Lien any of the properties or assets (whether tangible or intangible) of the Company or the Blocker, except (A) in the Ordinary Course of Business or (B) for Permitted Exceptions;

(vii)                      become legally committed to make any capital expenditures, except for capital expenditures pursuant to projects for which work has already commenced or is otherwise contemplated in the capital expenditure budget;

(viii)                  enter into any merger or consolidation with any Person, or acquire the securities or a substantial portion of the assets of any Person;

(ix)                          incur or assume any indebtedness for borrowed money in excess of $200,000 or guarantee any such indebtedness, other than indebtedness incurred (A) in the Ordinary Course of Business or (B) under any existing credit facilities;

(x)                              other than with respect to customers in the Ordinary Course of Business and employees or managers as advances of business expenses in the Ordinary Course of Business, loan or advance any funds to any Person;

(xi)                          other than in the Ordinary Course of Business, sell, assign, license, transfer, convey or lease or otherwise dispose of any properties or assets of the Company having a value, in any individual case, in excess of $100,000;

(xii)                      make or rescind any material election relating to Taxes, settle or compromise any material Proceeding relating to Taxes, or, except as required by GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Returns, other than to account for the transactions contemplated by this Agreement (including making appropriate adjustments to estimated tax payments after the date hereof);

(xiii)                  enter into any collective bargaining agreement;

(xiv)                  other than in the Ordinary Course of Business, amend any material term of, or terminate or otherwise modify in any material respect any Material Contract;

(xv)                      other than in the Ordinary Course of Business, materially delay, decrease or increase the rate of promotional or marketing expenditures;

(xvi)                  cancel, terminate or modify any material insurance policy naming the Company as a beneficiary or a loss payable payee without obtaining reasonably comparable substitute insurance coverage;

(xvii)              other than in the Ordinary Course of Business, license or sublicense any Company Intellectual Property;

(xviii)          other than in the Ordinary Course of Business, settle or compromise any litigation, except for cash payments to be made prior to Closing;

(xix)                  acquire, purchase, redeem or encumber any equity interest; or

(xx)                      authorize, or commit or agree to do, anything prohibited by this Section 8.2(b).

(c)                          Notwithstanding the foregoing, the parties to this Agreement acknowledge and agree that (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s operations for purposes of the HSR Act or any other applicable Antitrust Law prior to the expiration or termination of any applicable waiting period under the HSR Act or any other applicable Antitrust Law waiting period, or prior to receipt of any applicable approval under any antitrust or competition law; and (ii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Law.

SECTION 8.3                           Consents.  Subject to Section 8.4, from the date hereof until the Closing, the Sellers, Buyer, the Company and the Blocker shall use their respective reasonable best efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including under the HSR Act; provided, however, that none of the Sellers, Buyer, the Company or the Blocker shall be obligated to pay any consideration to any third party from whom consent or approval is requested, other than the filing fees contemplated in Section 8.4.

SECTION 8.4                           Regulatory Approvals.

(a)                          Each of Buyer and, where applicable, the Company, the Blocker and the Sellers shall (i) make or cause to be made the registrations, declarations and filings required of such party under the HSR Act and any other Antitrust Law listed in Schedule 8.4 (“Antitrust Filings”) with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and advisable after the date of this Agreement (but in no event later than ten (10) Business Days from the execution of this Agreement), and Buyer shall pay any filing fees associated therewith and such initial filings from Buyer and the Company shall request early termination of any applicable waiting period under the HSR Act, (ii) agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Body not to consummate the transaction contemplated by this Agreement, except with the prior written consent of the other party not to be unreasonably withheld, conditioned or delayed, (iii) subject to applicable Law, furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement, (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Body in respect of such Antitrust Filings, this Agreement or the transactions contemplated hereby, (v) promptly notify the other party of any material communication between that party and the FTC, the DOJ or any other Governmental Body in respect of any Antitrust Filings or any inquiry or Proceeding relating to this Agreement or the transactions contemplated hereby and of any material communication received or given in connection with any Proceeding by a private party relating to the transactions contemplated hereby, (vi) subject to applicable Law, discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any Antitrust Filing or communication to the FTC, the DOJ or any other Governmental Body or in connection with any Proceeding by a private party to any other Person, relating to any Antitrust Filing or inquiry or other Proceeding relating to this Agreement or the transactions contemplated hereby, (vii) not participate or agree to participate in any substantive meeting, telephone call or discussion with the FTC, the DOJ or any other Governmental Body in respect of any Antitrust Filing, inquiry or Proceeding relating to this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Body, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion, (viii) subject to applicable Law, furnish the other party promptly with copies of all correspondence, filings and communications between them and their Affiliates on the one hand, and the FTC, the DOJ or any other Governmental Body or members of their respective staffs on the other hand, with respect to any Antitrust Filing, inquiry or Proceeding relating to this Agreement or the transactions contemplated hereby and (ix) act in good faith and reasonably cooperate with the other party in connection with any Antitrust Filings and in connection with resolving any investigation or inquiry of any such agency or other Governmental Body under the HSR Act or any other Antitrust Law with respect to any such Antitrust Filing, this Agreement or the transactions contemplated hereby.

(b)                         In furtherance and not in limitation of the foregoing, the parties hereto agree to use their reasonable best efforts to resolve, avoid or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated hereby under any Antitrust Law; provided, however, that the parties hereto will not be required to propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition or license of, or otherwise take or commit to take actions that after the Closing Date would limit Buyer’s, any of its Affiliates’, or the Company’s freedom of action with respect to, or its or their ability to retain, one or more of the assets, properties, businesses, product lines or services of Buyer, any of its Affiliates, or the Company or any interest or interests therein.

SECTION 8.5                           Further Assurances.  Subject to Section 8.4, each Seller and each of Buyer, the Blocker and the Company shall use its reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement and (iii) cause the Closing to occur.  None of Buyer, the Sellers, the Blocker or the Company shall take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Article IX not being satisfied.

SECTION 8.6                           Confidentiality.  Buyer acknowledges that the information provided to it in connection with this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.  During the period beginning immediately following the Closing and ending on the second (2nd) anniversary of the Closing Date (except, with respect to any confidential and non-public information that is a trade secret under applicable Law, the following obligations will remain in effect so long as such information remains a trade secret), each Seller will keep confidential and not disclose, any confidential and non-public information of the Company or the Blocker, except (i) to the extent such information becomes available to such Seller after Closing as a result of disclosure not known by such recipient to have been improper or generally known to the public or (ii) as required by Law, regulation, legal process or Proceeding, in which case, to the extent practicable, such Seller will provide Buyer notice and such Seller will cooperate with Buyer’s reasonable efforts to contest and oppose such disclosure, at Buyer’s expense.

SECTION 8.7                           Indemnification, Exculpation and Insurance.

(a)                          From and after the Closing, Buyer shall, and shall cause the Company to, (i) indemnify and hold harmless each individual who at the Closing is, or at any time prior to the Closing was, a director, manager or officer of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Proceeding (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director, manager or officer of the Company or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, manager, officer, employee or agent of the Company or taken at the request of the Company (including in connection with serving at the request of the Company as a director, manager, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Closing (including any Proceeding relating in whole or in part to the transactions contemplated by this Agreement), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing as provided in (x) the Company’s organizational documents as currently in effect and (y) any other indemnification arrangements between the Company and the Indemnitees, which arrangements shall survive the consummation of the transactions contemplated by this Agreement and continue in full force and effect in accordance with their respective terms.  Without limiting the foregoing, Buyer, for the six (6)-year period commencing at the Closing, shall cause the organizational documents of the Company to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors, managers and officers and indemnification than are set forth as of the date of this Agreement in the organizational documents of the Company, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.  In addition, from and after the Closing, Buyer shall, and shall cause the Company to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 8.7 (including in connection with enforcing the indemnity and other obligations referred to in this Section 8.7) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced or paid provides an undertaking to repay such advances or payments to the extent required by applicable Law or the organizational documents of the Company.

(b)                         An Indemnitee shall have the right, but not the obligation, to assume and control the defense of any Proceeding relating to any acts or omissions covered under this Section 8.7 (each, a “Claim”) with counsel selected by the Indemnitee, which counsel shall be reasonably acceptable to Buyer; provided, however, that Buyer shall be permitted to participate in the defense of such Claim at its own expense.  Each of Buyer, the Company and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)                          Prior to the Closing Date, the Company shall obtain, at the expense of the Company (which shall be a Transaction Expense), a “tail” policy in respect of the existing policy of directors’ and officers’ liability insurance maintained by the Company, for a period of six (6) years after the Closing Date to provide insurance coverage for acts or omissions occurring at or prior to the Closing with respect to those persons who are currently (and any additional persons who prior to the Closing become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof.  Buyer shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Company.

(d)                        The provisions of this Section 8.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  The obligations of Buyer and the Company under this Section 8.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 8.7 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 8.7 applies shall be third party beneficiaries of this Section 8.7).

SECTION 8.8                           Publicity.  No party hereto shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Buyer and the Representative, which approval will not be unreasonably withheld, unless, in the judgment of counsel to the applicable party, public disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange, provided that, to the extent required by applicable Law or by the applicable rules of any stock exchange, the party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with Buyer and the Representative with respect to the text thereof.  The parties agree that the initial press release to be issued in connection with the transactions contemplated hereby shall be in a form mutually agreed.  Notwithstanding the foregoing, the parties hereto may disclose the terms of this Agreement to their respective employees, accountants, advisors, general and limited partners, Affiliates and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential).

SECTION 8.9                           Employment and Employee Benefits.

(a)                          Buyer shall cause the Company to provide to each of the Employees who is an employee of the Company as of immediately prior to the Closing Date and continues to be employed by the Company after the Closing Date (the “Transferred Employees”):

(i)                                  for the period of twelve (12) months immediately following the Closing Date, (x) annual base salary or hourly wages, as applicable, no less favorable to the Transferred Employee than such Transferred Employee’s annual base salary or hourly wages, as applicable, in effect immediately prior to the Closing Date, (y) employee benefit and incentive plans, programs, contracts and arrangements that are no less favorable to the Transferred Employee, in the aggregate, than those employee benefit plans, programs, contracts and arrangements (excluding stock-based compensation, including the Long-Term Incentive Plan, the Management Incentive Units and any Weiser Options) provided by the Company to such Transferred Employee immediately prior to the Closing Date, and (z) continued coverage under the Company’s severance plans or policies to the extent disclosed on Schedule 5.12(a) (other than such Company Employee Agreements that are Transaction Expenses), on the same terms and conditions of such plans or policies in place immediately prior to the Closing Date

(ii)                              For the period immediately following the Closing Date until December 31, 2015, cash incentive bonus opportunities that are at least as favorable as those provided in the Ordinary Course of Business to such Transferred Employee immediately prior to the Closing Date; and

(iii)                          provided, however, that, without limiting subparagraph (i)(z) above, for the period of twelve (12) months immediately following the Closing Date, each of the Transferred Employees set forth on Schedule 8.9(a)(iii)(1) shall be entitled to severance benefits of at least twelve (12) months’ base salary continuation upon a termination of such individual’s employment without “Cause” (as defined in the Company Operating Agreement as of the date hereof) and for the period immediately following the Closing Date until December 31, 2015, each of the Transferred Employees set forth on Schedule 8.9(a)(iii)(2) shall be entitled to severance benefits of at least twelve (12) months’ base salary continuation upon a termination of such individual’s employment without “Cause” (as defined in the Company Operating Agreement as of the date hereof).

From and after the Closing Date, Buyer or one of its Affiliates shall honor, and shall cause the Company to honor, in accordance with their terms, all employment, retention and severance agreements and all severance, incentive and bonus plans, programs and arrangements (excluding with respect to stock-based compensation or such arrangements that are Transaction Expenses) as in effect immediately prior to the Closing Date that are applicable to any Employees, to the extent disclosed on Schedule 5.12(a).  Buyer or one of its Affiliates shall recognize or cause to be recognized the service of the Transferred Employees with the Company (including any and all predecessors, parents, Subsidiaries and Affiliates) prior to the Closing Date as service with

Buyer and its Affiliates in connection with any and all pension, welfare, and other employee benefit plans, programs, policies, agreements, and arrangements (including vacations, paid time-off, and holiday policies) sponsored or maintained by Buyer or one of its Affiliates (but excluding any retiree medical plan) which is made available to Transferred Employees following the Closing Date by Buyer or one of its Affiliates for any and all purposes, including any waiting period, vesting, eligibility, and benefit entitlement (but not for benefit accruals under a defined benefit plan).  Buyer shall (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Transferred Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Transferred Employees following the Closing Date by Buyer or one of its Affiliates, and (ii) provide credit to Transferred Employees for any co-payments, deductibles and out-of-pocket expenses paid by such Transferred Employees under the employee benefit plans, programs and arrangements of the Company during the portion of the relevant plan year including the Closing Date.

(b)                         Buyer shall cause the Company to (i) credit each of the Transferred Employees with an amount of paid time off days following the Closing Date equal to the amount of paid time off days each such Transferred Employee has accrued but not yet used or cashed out as of the Closing Date under the Company’s vacation and sick leave policies as in effect immediately prior to the Closing Date, to the extent such amount is properly accrued in Closing Net Working Capital and disclosed to Buyer and (ii) allow each of the Transferred Employees to use such accrued paid time off days at such times as each would have been allowed under the Company’s paid time off policies as in effect immediately prior to the Closing Date.

(c)                          The Company will take all actions necessary to terminate all Company Pension Plans that are defined contribution plans with a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code, including The Applegate Farms, LLC Retirement Plan, (the “Company 401(k) Plans”), effective immediately before and subject to the Closing Date, including adopting any relevant resolutions and any actions required under the terms of such Company 401(k) Plan and any other contractual obligations of the Company and applicable Law.  Buyer shall cause the defined contribution plan maintained or sponsored by Buyer or an Affiliate of Buyer that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) to allow each Transferred Employee to make a “direct rollover” to the Buyer 401(k) Plan of the account balances of such Transferred Employee (including promissory notes evidencing any outstanding loans) under the Company’s 401(k) Plan if such direct rollover is elected in accordance with applicable Law by such Transferred Employee.

SECTION 8.10                   Preservation of Books and Records.  For a period of seven (7) years after the Closing Date or such longer time as may be required by Law:

(a)                          Buyer shall not and shall cause its Affiliates not to dispose of or destroy any of the books and records of the Company or the Blocker relating to periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to the Representative by written notice to the Representative at least ninety (90) days prior to the proposed date of such disposition or destruction.

(b)                         Buyer shall and shall cause its Affiliates to allow the Sellers and their respective agents access to all Books and Records on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any Books and Records are stored, and any Seller shall have the right, at its own expense, to make copies of any Books and Records; provided that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Buyer’s business.

(c)                          Buyer shall and shall cause its Affiliates to make available to any of the Sellers upon reasonable notice and at reasonable times (i) Buyer’s personnel to assist such Sellers in locating and obtaining any Books and Records, and (ii) any of Buyer’s personnel whose assistance or participation is reasonably required by such Sellers or any of their respective Affiliates in anticipation of, or preparation for, existing or future litigation or other matters in which such Sellers or any of their respective Affiliates are involved, subject to such Sellers reimbursing Buyer for reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 8.10(c).

SECTION 8.11                   CERCLA Waiver.  Effective upon the Closing, each of Buyer, the Blocker and the Company, for itself, its Subsidiaries and their respective successors and assigns, hereby waives, and unconditionally releases each Seller from, any rights or remedies that Buyer, the Blocker, the Company, any of their Subsidiaries or any of their respective successors or assigns may otherwise have against such Seller under any Environmental Law, including any claim for contribution under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), as amended, or common law.

SECTION 8.12                   Tax Matters.

(a)                          The parties agree that the sale of the Subject Units to Buyer shall be treated as giving rise to a termination of the Company for U.S. federal income tax purposes under Section 708(b) of the Code.  The Company has made, or shall make, a valid election under Section 754 of the Code to adjust the basis of its assets in accordance with Section 743(b) of the Code for the Company’s taxable period that ends on or prior to the Closing Date.  The parties hereto agree that with respect to taxable periods beginning on the day following the Closing Date, Buyer shall file a consolidated tax return with the Blocker under Sections 1501 through 1504 of the Code and the regulations thereunder.

(b)

(i)                                  To the extent provided (and subject to the limitations set forth) in this Section 8.12, the Blocker Sellers shall indemnify and hold harmless Buyer and its Affiliates against (A) all Pre-Closing Blocker Taxes, and (B) any liability of the Blocker for Taxes pursuant to Treasury Regulations Section 1.1502-6 (or any similar or comparable provision of state or local Law); provided, however, that no Blocker Seller shall be liable for (w) any Taxes imposed on the Blocker as a result of transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing, (x) any interest or penalties attributable to the negligence, delay or bad faith of Buyer or any of its Affiliates, or (y) any interest or penalties imposed or assessed, or losses incurred, to the extent attributable to the late filing of any Tax Return or late payment of any Taxes by Buyer or any of its Affiliates.  Notwithstanding anything to the contrary in this Agreement, Buyer and its Affiliates shall not have any right to indemnification under this Agreement (including Section 10.1) with respect to, or based on, Taxes of the Blocker to the extent such Taxes (1) are attributable to Tax periods (or portions thereof) beginning after the Closing Date, or (2) are due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute of the Blocker.

(ii)                              To the extent provided (and subject to the limitations set forth) in this Section 8.12, the Sellers shall indemnify and hold harmless Buyer and its Affiliates against (A) all Pre-Closing Company Taxes, and (B) any liability of the Company for Taxes pursuant to Treasury Regulations Section 1.1502-6 (or any similar or comparable provision of state or local Law); provided, however, that no Seller shall be liable for (v) any such Taxes to the extent such Taxes were taken into account in the computation of Closing Net Working Capital, (w) any Taxes imposed on the Company as a result of transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing, (x) any interest or penalties attributable to the negligence, delay or bad faith of Buyer or any of its Affiliates, or (y) any interest or penalties imposed or assessed, or losses incurred, to the extent attributable to the late filing of any Tax Return or late payment of any Taxes by Buyer or any of its Affiliates.  Notwithstanding anything to the contrary in this Agreement, Buyer and its Affiliates shall not have any right to indemnification under this Agreement (including Section 10.1) with respect to, or based on, Taxes of the Company to the extent such Taxes (1) are attributable to Tax periods (or portions thereof) beginning after the Closing Date, or (2) are due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute of the Company.

(c)

(i)                                  Representative shall timely file or cause to be filed when due (taking into account any applicable extensions) all Tax Returns of the Company in respect of taxable periods that end on or prior to the Closing Date that are due following the Closing Date.  Representative shall provide Buyer with copies of all such Tax Returns at least twenty (20) Business Days prior to the due date for filing thereof, along with supporting documentation, for Buyer’s review and comment.  Representative and Buyer shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that Representative and Buyer cannot resolve any such dispute prior to the due date for filing the applicable Tax Return, (A) such dispute shall be submitted to the Accounting Firm to determine whether such Tax Return was prepared in accordance with the requirements of this Section 8.12(c)(i), (B) any resolution of such dispute shall be made in accordance with the procedures set forth in Section 3.2, (C) the Company shall file such Tax Return as prepared by Representative, and (D) such Tax Return shall be amended thereafter, if applicable and necessary, to reflect the Accounting Firm’s resolution of such dispute.  The Sellers shall pay all Taxes shown due on such Tax Returns, as finally determined, or reimburse Buyer for such Taxes within fifteen (15) days of payment of such Taxes by Buyer (except in either case to the extent such Taxes were taken into account in the computation of Closing Net Working Capital).

(ii)                              Buyer shall timely file or cause to be filed when due (taking into account any applicable extensions) all Tax Returns of the Company in respect of Straddle Periods.  Except as otherwise agreed by Representative, all Tax Returns for Straddle Periods of the Company shall be prepared on a “closing of the books” basis under Section 706 of the Code and analogous provisions of other applicable Law.  Each Tax Return prepared pursuant to this Section 8.12(c)(ii) shall be prepared in accordance with the past practice and custom of the Company in preparing its Tax Returns, except as otherwise required by applicable Law.  Buyer shall provide Representative with copies of all such Tax Returns at least twenty (20) Business Days prior to the due date for filing thereof, along with supporting documentation, for Representative’s review and comment.  Representative and Buyer shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that Representative and Buyer cannot resolve any such dispute prior to the due date for filing the applicable Tax Return, (A) such dispute shall be submitted to the Accounting Firm to determine whether such Tax Return was prepared in accordance with the requirements of this Section 8.12(c)(ii), (B) any resolution of such dispute shall be made in accordance with the procedures set forth in Section 3.2, (C) Buyer shall file such Tax Return in accordance with the manner of preparation described in the third sentence of this Section 8.12(c)(ii), without prejudice to the resolution of such dispute, and (D) such Tax Return shall be amended thereafter, if applicable and necessary, to reflect the Accounting Firm’s resolution of such dispute.  The Sellers shall pay the Pre-Closing Date Share of the Taxes shown due on such Tax Returns, as finally determined, or reimburse Buyer for such Taxes within fifteen (15) days of payment of such Taxes by Buyer (except in either case to the extent such Taxes were taken into account in the computation of Closing Net Working Capital).

(iii)                          The Blocker Sellers shall prepare or cause to be prepared (taking into account any applicable extensions) all Tax Returns of the Blocker in respect of taxable periods that end on or prior to the Closing Date that are due following the Closing Date, and shall deliver such Tax Returns to Buyer, which shall timely file or cause to be filed such Tax Returns.  Each Tax Return prepared pursuant to this Section 8.12(c)(iii) shall be prepared in accordance with the past practice and custom of the Blocker in preparing its Tax Returns, except as otherwise required by applicable Law.  The Blocker Sellers shall provide Buyer with copies of all such Tax Returns at least twenty (20) Business Days prior to the due date for filing thereof, along with supporting documentation, for Buyer’s review and comment.  The Blocker Sellers and Buyer shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that the Blocker Sellers and Buyer cannot resolve any such dispute prior to the due date for filing the applicable Tax Return, (A) such dispute shall be submitted to the Accounting Firm to determine whether such Tax Return was prepared in accordance with the requirements of this Section 8.12(c)(iii), (B) any resolution of such dispute shall be made in accordance with the procedures set forth in Section 3.2, (C) the Blocker shall file such Tax Return in accordance with the manner of preparation described in the second sentence of this Section 8.12(c)(iii), without prejudice to the resolution of such dispute, and (D) such Tax Return shall be amended thereafter, if applicable and necessary, to reflect the Accounting Firm’s resolution of such dispute.  The Blocker Sellers shall pay all Taxes shown due on such Tax Returns, as finally determined, or reimburse Buyer for such Taxes within fifteen (15) days of payment of such Taxes by Buyer (except in each case to the extent such Taxes were taken into account in the computation of Closing Net Working Capital).

(iv)                          Buyer shall timely file or cause to be filed when due (taking into account any applicable extensions) all Tax Returns of the Blocker in respect of Straddle Periods. Each Tax Return prepared pursuant to this Section 8.12(c)(iv) shall be prepared in accordance with the past practice and custom of the Blocker in preparing its Tax Returns, except as otherwise required by applicable Law.  Buyer shall provide the Blocker Sellers with copies of all such Tax Returns at least twenty (20) Business Days prior to the due date for filing thereof, along with supporting documentation, for the Blocker Sellers’ review and comment.  The Blocker Sellers and Buyer shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that the Blocker Sellers and Buyer cannot resolve any such dispute prior to the due date for filing the applicable Tax Return, (A) such dispute shall be submitted to the Accounting Firm to determine whether such Tax Return was prepared in accordance with the requirements of this Section 8.12(c)(iv), (B) any resolution of such dispute shall be made in accordance with the procedures set forth in Section 3.2, (C) Buyer shall file such Tax Return in accordance with the manner of preparation described in the second sentence of this Section 8.12(c)(iv), without prejudice to the resolution of such dispute, and (D) such Tax Return shall be amended thereafter, if applicable and necessary, to reflect the Accounting Firm’s resolution of such dispute. The Blocker Sellers shall pay all Taxes shown due on such Tax Returns, as finally determined, or reimburse Buyer for such Taxes within fifteen (15) days of payment of such Taxes by Buyer (except in each case to the extent such Taxes were taken into account in the computation of Closing Net Working Capital).

(d)                        With respect to Taxes of a Person relating to a Straddle Period, the parties agree that the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon, related to or measured by net income, gain, activities, events, receipts, proceeds, profits or similar items, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (A) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (B) the denominator of which is the number of days in the entire Straddle Period , and (ii) in the case of any Tax based upon, related to or measured by net income, gain, activities, events, receipts, proceeds, profits or similar items, be determined as though the taxable year of such Person terminated at the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned ratably between the portion of the applicable Straddle Period ending on and including the Closing Date and the portion of such Straddle Period beginning after the Closing Date based on the number of days for the portion of such Straddle Period ending on and including the Closing Date on the one hand and the number of days for the portion of such Straddle Period beginning after the Closing Date, on the other hand.

(e)

(i)                                  Any Tax refunds that are received by Buyer or any of its Affiliates (including, after the Closing for the avoidance of doubt, the Company or the Blocker), and any amounts credited against any Tax to which Buyer or any of its Affiliates (including, after the Closing for the avoidance of doubt, the Company or the Blocker) become entitled, in each case that relate to any taxable period (or portion thereof) ending on or before the Closing Date of the Blocker, shall be for the benefit of, and held in trust for, the Blocker Sellers, and Buyer or the Company shall pay over to the Blocker Sellers, as additional purchase price for the Blocker

Interests, any such refund or the amount of any such credit (including any interest thereon, but reduced by Tax, if any, owed by the Blocker as a result of such refund) within five (5) Business Days after receipt or entitlement thereto.  At the Blocker Sellers’ written request, Buyer shall timely and properly prepare, or cause to be prepared (in a manner consistent with Section 8.12(c)) and file, or cause to be filed, any claim for refund, amended Tax Return, or other Tax Return required to obtain any available Tax refunds that are payable to the Blocker Sellers pursuant to this Section 8.12(e).  Buyer shall permit the Blocker Sellers to control at the Blocker Sellers’ expense the prosecution of any such refund claim.

(ii)                              Any Tax refunds that are received by Buyer or any of its Affiliates (including after the Closing for the avoidance of doubt, the Company), and any amounts credited against any Tax to which Buyer or any of its Affiliates (including, after the Closing for the avoidance of doubt, the Company or the Blocker) become entitled, in each case that relate to any taxable period (or portion thereof) ending on or before the Closing Date of the Company shall be for the benefit of, and held in trust for, the Sellers, and Buyer or the Company shall pay over to the Sellers, as additional purchase price for the Subject Units and the Blocker Interests, any such refund or the amount of any such credit (including any interest thereon, but reduced by Tax, if any, owed by the Company or the Blocker as a result of such refund) within five (5) Business Days after receipt or entitlement thereto.  At the Seller’s written request, Buyer shall timely and properly prepare, or cause to be prepared (in a manner consistent with Section 8.12(c)) and file, or cause to be filed, any claim for refund, amended Tax Return, or other Tax Return required to obtain any available Tax refunds that are payable to the Sellers pursuant to this Section 8.12(e).  Buyer shall permit the Representative to control at its expense the prosecution of any such refund claim.

(f)

(i)                                  If, following the Closing Date, Buyer or the Company receives from any Taxing Authority written notice of any Tax Claim (including as a result of being liable for such Taxes on a pass through basis), Buyer or the Company shall promptly provide a copy of such notice to Representative.

(ii)                              Representative shall have the right to elect to control the conduct of any Tax Claim attributable to any taxable period ending on or prior to the Closing Date with respect to which the Sellers may reasonably have any liability (including as a result of being liable for such Taxes on a pass through basis), and make all decisions in connection therewith at its own expense; provided, that, (A) Representative shall keep Buyer reasonably informed with respect to any material issue relating to such Tax Claim and (B) Buyer shall have the right to participate in (but not control) such Tax Claim at its own expense.

(iii)                          Buyer shall control the conduct of any Tax Claim attributable to any Straddle Period, and make all decisions in connection therewith; provided, that, (A) Buyer shall keep Representative reasonably informed with respect to any material issue relating to such Tax Claim; (B) Representative shall have the right to participate in (but not control) such Tax Claim at its own expense; and (C) Buyer will not settle any Tax Claim, or enter into any resolution, closing or other agreement with respect thereto with a Taxing Authority without the prior written consent of Representative, such consent not to be unreasonably withheld, conditioned or delayed.

(iv)                          To the extent any provision of this Section 8.12(f) conflicts with, or is inconsistent with, any other provision in Section 10.5, the provisions of this Section 8.12(f) shall govern.

(g)

(i)                                  If, following the Closing Date, Buyer or the Blocker receives from any Taxing Authority written notice of any Tax Claim with respect to which the Blocker Sellers may reasonably have any liability, Buyer or the Blocker shall promptly provide a copy of such notice to the Blocker Sellers; provided, that the failure to promptly provide a copy of such notice to the Blocker Sellers shall not relieve the Blocker Sellers from their obligations under Section 8.12(b), except to the extent that the Blocker Sellers are actually prejudiced by such failure.

(ii)                              The Blocker Sellers shall have the right to elect to control the conduct of any Tax Claim attributable to any taxable period ending on or prior to the Closing Date at their own expense, and make all decisions in connection therewith; provided, that, (A) the Blocker Sellers shall keep Buyer reasonably informed with respect to any material issue relating to such Tax Claim; (B) Buyer shall have the right to participate in (but not control) such Tax Claim at its own expense and (C) the Blocker Sellers shall not settle any Tax Claim, in each case that would reasonably be expected to expressly affect taxable periods (or portions thereof) beginning after the Closing Date, without the consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed.

(iii)                          Buyer shall control the conduct of any Tax Claim attributable to any Straddle Period, and make all decisions in connection therewith; provided, that, (A) Buyer shall keep the Blocker Sellers reasonably informed with respect to any material issue relating to such Tax Claim; (B) the Blocker Sellers shall have the right to participate in (but not control) such Tax Claim at its own expense; and (C) Buyer shall not settle any Tax Claim, or enter into any resolution, closing or other agreement with respect thereto with a Taxing Authority without the prior written consent of the Blocker Sellers, such consent not to be unreasonably withheld, conditioned or delayed.

(iv)                          To the extent any provision of this Section 8.12(g) conflicts with, or is inconsistent with, any other provision in Section 10.5, the provisions of this Section 8.12(g) shall govern.

(h)                         Buyer, the Company, the Blocker Sellers and Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns or any Tax audit, litigation or other administrative or judicial proceeding, in each case attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date.  Such cooperation shall include the retention and (upon the relevant party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Unless otherwise consented to in writing by Representative, Buyer and the Company shall not, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company related to Taxes attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date without first offering to surrender to Representative such books and records.  Unless otherwise consented to in writing by the Blocker Sellers, Buyer and the Blocker shall not, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Blocker related to Taxes attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date without first offering to surrender to the Blocker Sellers such books and records.

(i)                             Amended Tax Returns.

(i)                                  Without the prior written consent of Representative (such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Company) to, (A) file, or cause to be filed, any amended Tax Return with respect to the Company for any taxable period (or portion thereof) ending on or prior to the Closing Date, (B) voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of the Company that relate to Taxes attributable to a taxable period (or portion thereof) that ends on or before the Closing Date, or (C) take any action on the Closing Date outside the ordinary course of business that could create a Tax liability on the Closing Date or otherwise related to Taxes.

(ii)                              Without the prior written consent of the Blocker Sellers (such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Company or the Blocker) to, (A) file, or cause to be filed, any amended Tax Return with respect to the Blocker for any taxable period (or portion thereof) ending on or prior to the Closing Date, (B) voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of the Blocker that relate to Taxes attributable to a taxable period (or portion thereof) that ends on or before the Closing Date, (C) make an election under Section 338(g) of the Code (or any similar or comparable provision of state, local or foreign Tax Law) with respect to the acquisition of the Blocker, or (D) take any action on the Closing Date outside the ordinary course of business that could create a Tax liability on the Closing Date or otherwise related to Taxes.

(j)                             Buyer shall prepare a proposed allocation of the Final Purchase Price among the assets of the Company (the “Proposed Asset Allocation Statement”) for U.S. federal income tax purposes and provide it to the Representative on or before the earlier of (i) ninety (90) days after the determination of the Final Purchase Price and (ii) two hundred twenty-five (225) days after the Closing Date.  The Representative shall deliver any comments to the Proposed Asset Allocation Statement no later than the thirtieth (30th) day following receipt of the Proposed Asset Allocation Statement.  If Buyer accepts all comments requested by the Representative, the Proposed Asset Allocation Statement, as so revised, shall be the “Final Asset Allocation Statement,” which shall be used by all parties hereto for U.S. federal income tax purposes.  If Buyer does not accept the Representative’s comments, the Representative and Buyer shall consult and attempt to resolve in good faith each such comment not accepted by Buyer.  If all such comments are resolved, the version of the Proposed Asset Allocation Statement incorporating the resolutions to such comments shall be the Final Asset Allocation Statement.  If the Representative and Buyer cannot mutually agree on the appropriate allocation(s) within fifteen (15) days, Buyer and the Representative shall utilize their own separate versions of the Proposed Asset Allocation Statement as their respective Final Asset Allocation Statements.  Notwithstanding the foregoing, Buyer and the Representative agree that the allocation of the Final Purchase Price as reflected in the Final Asset Allocation Statements shall be done in accordance with the limitation set forth in Schedule 8.12(j).

SECTION 8.13                   Non-Compete, Non-Solicit and Related Covenants.

(a)                          In order to induce Buyer to enter into this Agreement and to induce Buyer to consummate the transactions contemplated hereby, (i) each Unit Seller (other than Weiser and Stephen M. McDonnell) hereby agrees that, during the period beginning immediately following the Closing and ending on the second (2nd) anniversary of the Closing Date, and (ii) each of Weiser and Stephen M. McDonnell hereby agrees that during the period beginning immediately following the Closing and ending on the fifth (5th) anniversary of the Closing Date, such Unit Seller shall not, and such Unit Seller shall not cause any of its Affiliates to, directly or indirectly, own, operate, be a partner, shareholder, co-venturer or otherwise invest in, lend money to, consult with, manage or render services to, act as agent for, or acquire or hold any interest in, any Person that engages in the Covered Business in North America without the consent of Buyer; provided, that such Seller may own up to five percent (5%) of any class of securities that is listed or admitted to trading on a national securities exchange.  For this purpose “Covered Business” shall mean the business of marketing, distributing or selling natural or organic meat or cheese products conducted by the Company at any time during the one (1)-year period preceding the Closing Date or that is in development by, or being developed for, the Company immediately preceding the Closing.

(b)                         During the period beginning immediately following the Closing and ending on the second (2nd) anniversary of the Closing Date, no Seller shall solicit or hire for employment, or cause any of its Affiliates to solicit or hire for employment, any individual who, at the Closing, is an officer or management employee employed by the Company; provided that nothing herein shall prohibit any Seller from (i) conducting a general solicitation of prospective employees in the ordinary course of business consistent with past practice if not specifically directed towards any employees of the Company or hiring any Person where the initial contact with such Person regarding such hiring primarily arose as a result of such general solicitation or (ii) soliciting or hiring any individual whose employment with the Company is terminated.

(c)                          During the period beginning immediately following the Closing and ending on the second (2nd) anniversary of the Closing Date, neither Stephen M. McDonnell nor Weiser shall, directly or indirectly, solicit, request or advise any key customer, key supplier or other key business contact of the Company to cancel, curtail or otherwise materially and adversely change its business or relationship with the Company.

(d)                        During the period beginning immediately following the Closing and ending on the second (2nd) anniversary of the Closing Date, (i) no Seller shall publicly disparage by any means (whether written or oral) the Company or any aspect of the Company’s management, policies, operations, products, services or practices in a manner that has or would reasonably have a material adverse effect on the Company and (ii) none of Buyer or the Company or any of their respective Affiliates shall publicly disparage by any means (whether written or oral) any Seller in a manner that has or would reasonably have a material adverse effect on such Seller.

(e)                          Subject to Section 8.13(f), each Seller, on behalf of such Seller, such Seller’s estate, heirs, executors, administrators, legal representatives and trusts (as applicable), and such Seller’s successors and assigns (collectively, the “Releasing Persons”), hereby absolutely and unconditionally releases, waives and forever discharges each Releasee of and from any and all Proceedings, Losses, debts, sums of money, accounts, bonds, bills, rights, covenants, Contracts, obligations, controversies, entitlements, promises, benefits, awards, decisions, Orders, subpoenas and verdicts whatsoever, whether state or federal, in law or in equity, known or unknown, asserted or unasserted, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, which the Releasing Persons ever had or may now have against any Releasee for, upon, arising out of, based in whole or in part upon, or by reason of the ownership (or any claimed ownership) by such Seller at any time at or before the Closing of any equity interest of the Company, the Blocker or any of their predecessor entities (by merger, asset purchase or otherwise) (or any other equity interest or right to purchase an equity interest in the Company or the Blocker), such Seller’s status as a member of the Company, or such Seller’s status as a stockholder of the Blocker, in each case arising out of any act or omission occurring at any time at or before the Closing;

(f)                           Notwithstanding anything to the contrary in Section 8.13(e), Section 8.13(e) shall not limit, reduce or otherwise affect any right or remedy of any Seller (1) arising under this Agreement or any Seller Document or (2) to be indemnified as an officer, director or manager of the Company or the Blocker under applicable Law or the Company’s or the Blocker’s organizational documents.

(g)                         For purposes of Section 8.13(e) “Releasees” shall mean (1) Buyer, the Company, the Blocker and each of their respective past, present and future Affiliates, related entities and subsidiaries, (2) each of the respective past, present and future employees, officers, directors, managers, members, shareholders, equity holders, partners, agents, representatives, successors and assigns of the entities described in Section 8.13(g)(1) above, and (c) any company providing insurance to any of the foregoing in the past, present or future (other than with respect to the “tail” policy described in Section 8.7(c)).

(h)                         The Sellers acknowledge that (1) the covenants set forth in this Section 8.13 are reasonable and an essential element of this Agreement, (2) but for the agreement of the Sellers to comply with these covenants, Buyer would not have entered into this Agreement and (3) breach of this Section 8.13 will harm Buyer to such an extent that monetary damages alone would be an inadequate remedy and Buyer would not have an adequate remedy at law.  Therefore, in the event of a breach by any Seller of this Section 8.13, (1) Buyer (in addition to all other remedies Buyer may have) will be entitled to seek an injunction and other equitable relief restraining any Seller from committing or continuing such breach and to enforce specifically this Agreement and its terms and (2) the duration of any period in Sections 8.13(a), 8.13(b) and 8.13(c) will be extended beyond its then-scheduled termination date for a period equal to the duration of such breach, as applicable.

(i)                             If any provision contained in this Section 8.13 is held by any court of competent jurisdiction to be unenforceable because of the duration of such provision, the geographic area covered thereby or otherwise, the court making such determination shall have the power to, and is hereby directed by the parties to, reduce the duration or geographic area of such provision or otherwise modify such provision, and, in its reduced or modified form, such provision shall be enforceable.  In addition, upon a determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.

SECTION 8.14                   No Shop.  Throughout the period that begins on the date hereof and ends upon the earlier of the Closing or the termination of this Agreement pursuant to Section 11.1, no Seller will, and no Seller will authorize the Company or the Blocker or any representative or agent of such Seller, the Company or the Blocker to, directly or indirectly, solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to or participate in any discussion or negotiation with any Person (other than Buyer or any Person on Buyer’s behalf) regarding any acquisition of the Company’s or Blocker’s equity interests, assets or business, in whole or in part (by purchase, merger, tender offer, statutory share exchange, joint venture or otherwise), except for sales of assets in the Ordinary Course of Business.  Each Seller will, and each Seller will cause the Company and the Blocker and the other representatives and agents of such Seller, the Company and the Blocker to, immediately terminate all such discussions or negotiations that may be in progress on the date hereof.

SECTION 8.15                   Notices.  Throughout the period that begins on the date hereof and ends upon the earlier of the Closing or the termination of this Agreement pursuant to Section 11.1, the Company shall notify Buyer as promptly as practicable after receiving written notice from a Customer or Supplier reducing, making a material adverse change in, canceling or otherwise terminating its relationship with the Company or threatening to do any of the foregoing.

SECTION 8.16                   Delivery of 2014 Audited Financial Statements.  Within ten (10) Business Days after the date hereof, the Company shall deliver to Buyer copies of the audited balance sheet of the Company as of December 26, 2014 and the related statements of income and members’ equity and cash flows of the Company for the fifty-two (52) weeks ended December 26, 2014, in each case, which are consistent with the 2014 Financial Statements.

SECTION 8.17                   Advisory Committee.  Promptly after Closing, Buyer shall cause the board of directors of the Company to (i) adopt the Advisory Committee Charter set forth on Exhibit F and (ii) form the advisory committee contemplated in the Advisory Committee Charter consisting of the initial members specified in the Advisory Committee Charter.  Buyer shall cause the board of directors of the Company to keep the Advisory Committee Charter and advisory committee in place for a period of at least three (3) years following the Closing.

ARTICLE IX

CONDITIONS TO CLOSING

SECTION 9.1                           Conditions Precedent to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a)                          (i) the representations and warranties of the Sellers contained in Article IV (other than Sections 4.1 (Organization), 4.2 (Authorization of Agreement) and 4.4 (Title)) qualified by materiality or material adverse effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), (ii) the representations and warranties of the Sellers contained in Article IV (other than Sections 4.1 (Organization), 4.2 (Authorization of Agreement) and 4.4 (Title)) not so qualified shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) and (iii) the representations and warranties of the Sellers contained in Sections 4.1 (Organization), 4.2 (Authorization of Agreement) and 4.4 (Title) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) with only such exceptions as are de minimis in nature; and Buyer shall have received a certificate signed by an authorized officer of the Company, confirming the foregoing;

(b)                         (i) the representations and warranties of the Company contained in Article V (other than Sections 5.1 (Organization), 5.2 (Authorization of Agreement) and 5.4 (Capitalization)) disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect and (ii) the representations and warranties of the Company contained in Sections 5.1 (Organization), 5.2 (Authorization of Agreement) and 5.4 (Capitalization) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) with only such exceptions as are de minimis in nature; and Buyer shall have received a certificate signed by an authorized officer of the Company, confirming the foregoing;

(c)                          (i) the representations and warranties of the Blocker contained in Article VI (other than Sections 6.1 (Organization), 6.2 (Authorization of Agreement), 6.4 (Capitalization) and 6.6 (Blocker Operations)) qualified by materiality or material adverse effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), (ii) the representations and warranties of the Blocker contained in Article VI (other than Sections 6.1 (Organization), 6.2 (Authorization of Agreement), 6.4 (Capitalization) and 6.6 (Blocker Operations)) not so qualified shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), (iii) the representations and warranties of the Blocker contained in Section 6.6 (Blocker Operations), shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the Blocker and the Company taken as a whole and (iv) the representations and warranties of the Blocker contained in Sections 6.1 (Organization), 6.2 (Authorization of Agreement) and 6.4 (Capitalization) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) with only such exceptions as are de minimis in nature; and Buyer shall have received a certificate signed by an authorized officer of the Blocker, confirming the foregoing;

(d)                        the Company, the Blocker and the Sellers shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by the Company, the Blocker or the Sellers at or prior to the Closing; and Buyer shall have received a certificate signed by an authorized officer of the Company, confirming the foregoing;

(e)                          no Governmental Body of competent jurisdiction shall have instituted any litigation to restrain, prohibit, or otherwise challenge the legality or validity of the transactions contemplated hereby that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated hereby and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f)           the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted; and

(g)                         from the date of this Agreement, there shall not have occurred any Material Adverse Effect.

SECTION 9.2                           Conditions Precedent to Obligations of the Company, the Blocker and the Sellers.  The obligations of the Company, the Blocker and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Representative in whole or in part to the extent permitted by applicable Law):

(a)                          (i) the representations and warranties of Buyer contained in Article VII (other than Sections 7.1 (Organization) and 7.2 (Authorization of Agreement)) disregarding all qualifications and exceptions contained therein relating to materiality or adverse effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to impair in any material respect the ability of Buyer to perform its obligations under this Agreement or prevent or materially delay consummation of the transactions contemplated by this Agreement and (ii) the representations and warranties of Buyer contained in Sections 7.1 (Organization) and 7.2 (Authorization of Agreement) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) with only such exceptions as are de minimis in nature; and the Representative shall have received a certificate signed by an authorized officer of Buyer, confirming the foregoing;

(b)                         Buyer shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by Buyer at or prior to the Closing; and the Representative shall have received a certificate signed by an authorized officer of Buyer, confirming the foregoing;

(c)                          no Governmental Body of competent jurisdiction shall have instituted any litigation to restrain, prohibit, or otherwise challenge the legality or validity of the transactions contemplated hereby that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated hereby and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)          the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted; and

(e)         the Representative shall have received evidence of payment of all amounts contemplated by Section 2.3 that are payable at or prior to the Closing.

SECTION 9.3                           Frustration of Closing Conditions.  None of the Company, the Blocker the Sellers or Buyer may rely on the failure of any condition set forth in Section 9.1 or Section 9.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its best efforts or reasonable best efforts, as applicable, to comply with any provision of this Agreement.

ARTICLE X

INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES

SECTION 10.1                   Indemnification in Favor of Buyer.

(a)                          Subject to the other terms of this Article X, from and after Closing, the Sellers (severally, and not jointly, in accordance with their Pro Rata Portions) will indemnify, defend and hold harmless Buyer and each of Buyer’s Other Indemnified Persons (including the Company from and after the Closing) from and against all Losses to the extent arising out of or resulting from any:

(i)                                  breach of any Fundamental Representation made by the Company in Article V (A) in the case of any Fundamental Representation made as of a specific date, as of such date, and (B) in the case of all other Fundamental Representations, as of the date hereof or as of the Closing Date;

(ii)                              Indebtedness or Transaction Expenses, to the extent not included in the calculation of the Closing Indebtedness or Closing Transaction Expenses, or any inaccuracy in the Payment Schedule; or

(iii)                          action of the Representative acting in the Representative’s capacity hereunder, including any breach or with respect to any disbursements to Sellers of any amounts held by the Representative for the benefit of the Sellers.

(b)                         Subject to the other terms of this Article X, from and after Closing, each Seller will indemnify, defend and hold harmless Buyer and each of Buyer’s Other Indemnified Persons (including the Company from and after the Closing) from and against all Losses to the extent arising out of or resulting from any:

(i)                                  breach of any Fundamental Representation made by such Seller in Article IV (A) in the case of any Fundamental Representation made as of a specific date, as of such date, and (B) in the case of all other Fundamental Representations, as of the date hereof or as of the Closing Date; or

(ii)                              breach of any covenant or agreement of such Seller in this Agreement to be performed at or after the Closing (other than the covenants and agreements of the Blocker Sellers in Section 8.12, which, for the avoidance of doubt, are addressed solely in Section 10.1(c)(iii)).

(c)                          Subject to the other terms of this Article X, from and after Closing, each Blocker Seller (severally, and not jointly, in accordance with their Pro Rata Portions) will indemnify, defend and hold harmless Buyer and each of Buyer’s Other Indemnified Persons (including the Company from and after the Closing) from and against all Losses to the extent arising out of or resulting from any:

(i)                                  breach of any Fundamental Representation made by the Blocker in Article VI (A) in the case of any Fundamental Representation made as of a specific date, as of such date, and (B) in the case of all other Fundamental Representations, as of the date hereof or as of the Closing Date;

(ii)                              Pre-Closing liabilities or Indebtedness of the Blocker (other than Pre-Closing Blocker Taxes which shall be governed exclusively by Section 8.12(b)(i)); or

(iii)        breach of any covenant or agreement of such Blocker Seller in Section 8.12.

(d)                        Subject to the other terms of this Article X, from and after Closing, Buyer and each of Buyer’s Other Indemnified Persons (including the Company from and after the Closing) shall be entitled to be indemnified and held harmless solely out of the funds in the Indemnification Escrow Account, if any, from and against all Losses to the extent arising out of or resulting from any:

(i)                                  breach of any representation or warranty made by the Sellers in Article IV, the Company in Article V or the Blocker in Article VI (other than the Fundamental Representations) (A) in the case of any representation or warranty made as of a specific date, as of such date, and (B) in the case of all other representations or warranties, as of the date hereof or as of the Closing Date; or

(ii)                              breach of any covenant or agreement of the Company or the Blocker in this Agreement to be performed prior to the Closing.

SECTION 10.2                   Indemnification in Favor of Sellers.  Subject to the other terms of this Article X, from and after Closing, Buyer will indemnify, defend and hold harmless each Seller (including any Other Indemnified Person of any of them) from and against all Losses to the extent arising out of or resulting from any:

(a)                          breach of any representation or warranty made by Buyer in this Agreement (A) in the case of any representation or warranty made as of a specific date, as of such date, and (B) in the case of all other representations or warranties, as of the date hereof or as of the Closing Date; or

(b)                         breach of any covenant or agreement of Buyer in this Agreement.

SECTION 10.3                   Certain Limitations and Other Matters Regarding Claims.

(a)                          Threshold on the Sellers’ Obligations.

(i)                                  There will be no right to obtain any indemnification under Section 10.1(d), unless and until the aggregate amount of Losses for which indemnification rights arise under Section 10.1(d) exceeds $4,000,000 (the “Deductible”), at which point an indemnification claim can be made to the extent of any such excess, subject to the other limitations in this Article X.

(ii)                              Neither Buyer nor any of Buyer’s Other Indemnified Persons shall have any right to indemnification under Section 10.1(d) for any Losses resulting from any individual or series of related events that do not exceed $100,000 (which Losses shall not be counted toward the Deductible).

(b)                         Buyer’s Recovery Limited to Amount in the Indemnification Escrow Account.  Notwithstanding anything herein to the contrary, after the Closing, the Sellers shall have no obligation for any breach of any representation or warranty made in this Agreement (other than the Fundamental Representations) or any breach of any covenant or agreement of the Company or the Blocker in this Agreement to be performed prior to the Closing, and neither Buyer nor any of Buyer’s Other Indemnified Persons shall have any right to indemnification under Section 10.1(d) at any given time for any amount in excess of the amount in the Indemnification Escrow Account at such time.

(c)                          Super Cap on the Sellers’ Obligations.  After the Closing, the aggregate liability of each Seller hereunder for Losses suffered by Buyer and each of Buyer’s Other Indemnified Persons shall in no event exceed such Seller’s Pro Rata Portion of the Enterprise Value.  The maximum aggregate amount of indemnifiable Losses that may be recovered by Buyer and the Buyer’s Other Indemnified Persons pursuant to Article X shall be equal to the Enterprise Value.

(d)

(i)                                  Threshold on Buyer’s Obligations.  There will be no right to obtain any indemnification under Section 10.2(a) unless and until the aggregate amount of Losses for which indemnification rights arise under Section 10.2(a) exceeds the Deductible, at which point an indemnification claim can be made to the extent of any such excess, subject to the other limitations in this Article X.

(ii)                              Neither Seller nor any of Seller’s Other Indemnified Persons shall have any right to indemnification under Section 10.2(a) for any Losses resulting from any individual or series of related events that do not exceed $100,000 (which Losses shall not be counted toward the Deductible).

(e)                          [Reserved].

(f)                           Super Cap on Buyer’s Obligations.  After the Closing, the aggregate liability of Buyer hereunder for Losses suffered by any Seller and any of the Seller’s Other Indemnified Persons shall in no event exceed the Enterprise Value.  The maximum aggregate amount of indemnifiable Losses that may be recovered by the Sellers and the Sellers’ Other Indemnified Persons pursuant to Article X shall be equal to the Enterprise Value.

(g)                         [Reserved].

(h)                         Sole and Exclusive Remedies.  Notwithstanding any other term herein, other than (i) as contemplated herein regarding the Accounting Firm under Section 3.2 (Post-Closing Adjustment), (ii) the indemnification provided in Section 8.12 (Tax Matters), and (iii) claims for actual fraud (provided that such fraud is of a type of which an element is intent), after the Closing, the sole and exclusive remedies of the parties hereto arising out of, relating to or resulting from any breach, inaccuracy, non-fulfillment or non-performance of any representation, warranty, covenant, agreement or other claim arising out of or relating to this Agreement or the transactions contemplated hereby will be strictly limited to those contained in this Article X and Section 12.14 (Performance).  In furtherance of the foregoing, to the maximum extent permitted by applicable Law, other than in the case of fraud (provided that such fraud is of a type of which an element is intent), upon consummation of the transactions contemplated hereby, each party hereto waives and (if necessary to give effect to this Section) will cause each of its Other Indemnified Persons to waive, all claims, causes of action and other remedies with respect to such Person against each other as a matter of Contract, equity, under or based upon any applicable Law or otherwise (including for rescission) arising out of, relating to or resulting from this Agreement or the transactions contemplated hereby, except to the extent expressly stated in Section 3.2 (Post-Closing Adjustment), 8.12 (Tax Matters), 12.12(e) (Representative), 12.14 (Performance) or this Article X (Indemnification and Resolution of Certain Disputes).

(i)                             [Reserved].

(j)                             Knowledge Not Limiting.  No right or obligation under this Article X will be waived or otherwise affected by any knowledge (of any form or type) of Buyer or by any investigation, due diligence or verification by or on behalf of Buyer on or before the date hereof or at or before Closing.  All representations, warranties, covenants and agreements herein will be deemed material and relied upon by each party hereto, and none will be waived by any failure to pursue any action or consummation of the transactions contemplated herein, except to the extent stated herein.

(k)                         Recoveries.  The amount of any and all Losses under this Article X shall be determined net of (i) any Tax benefit arising in connection with accrual, incurrence or payment of any such Losses that is received in cash or as an offset to any Tax by the applicable Claiming Party or any of its Affiliates for the Taxable year the Loss is incurred and (ii) any insurance proceeds actually received by a Claiming Party from a third-party insurer (after giving effect to any deductible) for the Losses giving rise to the right of indemnification (less any directly related out-of-pocket costs, expenses and fees resulting from or incurred in connection with such insurance claim or claims).  The existence or potential existence of monies from an insurer shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing to a Claiming Party, it being understood that a Claiming Party shall have no obligation to first seek recovery from a third party or submit or to collect upon any applicable insurance coverage as a precondition to making a claim for indemnification hereunder or obtaining indemnification for Losses thereof.  The out-of-pocket costs and expenses of the efforts to mitigate any claim, liability or indemnifiable Losses that are entitled to indemnification hereunder shall be included in the amount of indemnifiable Losses.  If a Claiming Party actually receives proceeds or payment in respect of indemnifiable Losses after payment from the Indemnifying Party for such Losses, the Claiming Party will pay as promptly as practicable to the Indemnifying Party such proceeds or payment (less any directly related out-of-pocket costs, expenses and fees resulting from or incurred in connection with such insurance claim or claims) to the extent of the prior payment from the Indemnifying Party.

SECTION 10.4                   Certain Survival Period.

(a)                          Survival of Representations and Warranties and pre-Closing Covenants and Agreements.  Subject to Section 10.4(b), each representation or warranty herein and each covenant and agreement to be performed prior to the Closing will survive the execution and delivery of this Agreement and remain in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time such representation, warranty, covenant or agreement will expire and terminate and no indemnification obligation will be associated therewith or based thereon, except that (i) each Fundamental Representation (other than the Tax Representations) will survive until the date that is six (6) years after the Closing Date and (ii) each Tax Representation will survive until the expiration of the applicable statute of limitations.

(b)                         Survival of Representations and Warranties Until Final Determination.  Notwithstanding Section 10.4(a), for each claim for indemnification hereunder regarding a representation or warranty or covenant or agreement that is made before expiration of such representation or warranty or covenant or agreement, such claim and associated right to indemnification for such claim (including any right to pursue such indemnification, including via any Proceeding) will not terminate before final determination and satisfaction of such claim.

(c)                          Survival of Covenants and Agreements.  Each covenant and agreement set forth in this Agreement (other than representations or warranties or the covenants and agreements to be performed prior to the Closing), and all associated rights to indemnification, will survive Closing and will continue in full force thereafter pursuant to the terms thereof.

SECTION 10.5                   Notice of Claims and Procedures.

(a)                          Notice of Claims.  A Person entitled to indemnification hereunder (the “Claiming Party”) will give to the Representative (if the Indemnifying Party is a Seller) and each other Person obligated to provide such indemnification (the “Indemnifying Party”) prompt notice of any claim, for which such Claiming Party proposes to demand indemnification, (1) by a Person that is not a party hereto or Other Indemnified Person (such a claim being a “Third Party Claim” and such notice of such Third Party Claim being the “Initial Claim Notice”) or (2) that does not involve a Third Party Claim, in each case specifying in reasonable detail the amount and nature of, and the facts and circumstances giving rise to, such claim (to the extent known), a reference to the provision of this Agreement upon which such claim is based and such other information with respect thereto as the Representative (if the Indemnifying Party is a Seller) or the Indemnifying Person may reasonably request.  Thereafter, the Claiming Party will give the Indemnifying Party, promptly after the Claiming Party’s (or any of its applicable Other Indemnified Person’s) receipt or delivery thereof, copies of all documents (including court papers) received or delivered by the Claiming Party (or any such Other Indemnified Person) relating to any such Third Party Claim.  The failure to promptly give such notice or to promptly give such copies will not relieve the Indemnifying Party of any liability hereunder, except, and only to the extent that, the Indemnifying Party was adversely affected or prejudiced by such failure.

(b)                         Access and Cooperation.  Each Claiming Party and Indemnifying Party will, and will cause its Other Indemnified Persons to, cooperate and assist in all reasonable respects regarding such Third Party Claim, including by promptly making available to each other (and each other’s legal counsel and other professional advisers with a reasonable need to know) all books and records in its possession or control relating to such Third Party Claim, subject to reasonable confidentiality precautions.

(c)                          Defense and Participation.

(i)                                  Election to Conduct Defense.  After receiving an Initial Claim Notice under Section 10.5(a), the Indemnifying Party will have the option, exercisable by written notice to the Claiming Party within thirty (30) days of receipt of such Initial Claim Notice, to conduct the defense of such Third Party Claim, with counsel reasonably satisfactory to the Claiming Party, at the expense of the Indemnifying Party, except if (A) the Claiming Party and the Other Indemnified Persons have certified to the Indemnifying Party that (x) the aggregate amount of the reasonable potential obligations of the Claiming Party (or its Other Indemnified Persons) regarding such Third Party Claim exceeds the then-current balance (less any other pending claims) of the Indemnification Escrow Account and (y) recovery of such Third Party Claim is limited to the Indemnification Escrow Account, (B)  such Third Party Claim seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Claiming Party (or any of its Other Indemnified Persons) or other material non-monetary damages, restrictions or limitations on the Claiming Party (or any of its Other Indemnified Persons) other than non-disparagement, non-disclosure and other customary settlement terms, or (C) that involves criminal allegations against the Claiming Party.  To elect to conduct such defense, the Indemnifying Party must give written notice of such election to the Claiming Party within thirty (30) days after the Claiming Party gives the corresponding Initial Claim Notice to the Indemnifying Party (otherwise, such right to conduct such defense will be deemed waived).  If the Indemnifying Party validly makes such election, it will nonetheless lose such right to conduct such defense if it fails to conduct such defense in a reasonably active and diligent manner.

(ii)                              Conduct of Defense, Participation and Settlement.  If the Indemnifying Party conducts the defense of such Third Party Claim, then (A) the Claiming Party may participate, at its own expense (except that the Indemnifying Party will be responsible for the fees and expenses of the Claiming Party’s counsel (but not more than one law firm per jurisdiction) if the Claiming Party reasonably concludes that there is a conflict of interest between the Indemnifying Party and the Claiming Party in the defense of such Third Party Claim), in such defense (including any Proceeding regarding such Third Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such defense, (B) the Indemnifying Party will keep the Claiming Party reasonably informed of all matters material to such defense and Third Party Claim at all stages thereof, (C) the Claiming Party will not (and will cause its Other Indemnified Persons not to) admit liability with respect to, or compromise or settle, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld or delayed) and (D) there will be no compromise or settlement of such Third Party Claim without the consent of the Claiming Party (which consent will not be unreasonably withheld or delayed)

(iii)                          Indemnifying Party Does Not Conduct Defense.  If the Indemnifying Party does not have the option to conduct the defense of such Third Party Claim or does not validly elect such option or does not preserve such option (including by failing to commence such defense within thirty (30) days following receipt of such Initial Claim Notice), then (A) the Indemnifying Party may participate, at its own expense, in such defense (including any Proceeding regarding such Third Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such defense, (B) the Claiming Party will keep the Indemnifying Party reasonably informed of all matters material to such defense and Third Party Claim at all stages thereof, (C) the Indemnifying Party will not admit liability with respect to, or compromise or settle, such Third Party Claim without the Claiming Party’s prior written consent (which consent will not be unreasonably withheld or delayed), and (D) there will be no compromise or settlement of such Third Party Claim without the consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

SECTION 10.6                   Materiality Qualifiers.  Solely for the purposes of this Article X and solely for the purposes of determining the amount of any Losses (and not, for the avoidance of doubt, for purposes of determining if such an inaccuracy or breach has occurred), all qualifications to any representation or warranty (other than the representations or warranties set forth in Section 5.5 (Financial Statements), 5.7 (Absence of Certain Developments), 5.20 (Suppliers), 5.21 (Customers) and the definition of “Material Contracts”) by use of the word “material,” “materially” or other variations of the root word “material” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a

Material Adverse Effect or a “materially adverse effect” will be ignored and each representation and warranty will be read and interpreted without regard to any such qualification.

SECTION 10.7                   Effect of Purchase Price Calculation.  To avoid double counting, any Loss for which a Person would otherwise be obligated to provide indemnification hereunder will be offset to the extent (but only to the extent) such Loss is reflected in the calculation of the Purchase Price under Article III.

SECTION 10.8                   Indemnification Adjusts Purchase Price for Tax Purposes.  Indemnification payments under this Agreement will be treated (including retroactively) as adjustments to the Purchase Price for Tax purposes to the extent permitted under applicable Law.

SECTION 10.9                   Reconciliation Escrow Amount and Indemnification Escrow Amount.  The Reconciliation Escrow Amount will be used only for matters arising out of, relating to or resulting from Section 3.2.  The Indemnification Escrow Amount may be used for matters arising out of or resulting from Section 3.2 to the extent the Reconciliation Escrow Amount has been depleted.  Subject to the terms of this Agreement (and the Escrow Agreement), Buyer or Buyer’s Other Indemnified Persons may seek disbursement for any Seller’s indemnification obligation under Section 10.1 (other than Section 10.1(b)(ii)) from the Indemnification Escrow Amount, without regard to whether fewer than all Sellers owe the related indemnification obligation to Buyer or Buyer’s Other Indemnified Persons and without regard to whether such obligation is several and not joint.  Notwithstanding anything herein to the contrary, Buyer and Buyer’s Other Indemnified Persons must seek disbursement for any Seller’s indemnification obligation under Section 10.1(a) first from the Indemnification Escrow Amount.  Disbursements from such escrow accounts will occur pursuant to the applicable terms of this Agreement and the Escrow Agreement.  For the avoidance of doubt, (i) the escrow accounts are the sole source of funds for Sellers’ obligations under Section 3.2, (ii) the Indemnification Escrow Amount is the sole source of funds for any Losses that are indemnifiable under Section 10.1(d) and (iii) Buyer’s sole recourse for any Seller’s indemnification obligation under Section 10.1(b)(ii) is against the applicable breaching Seller; provided that if a Seller’s indemnification obligation under Section 10.1(b)(ii) is unpaid or unresolved as of the Indemnification Escrow Release Date, (i) the amount of cash in escrow that would otherwise be released to such Seller shall be reduced by (x) the amount of the unpaid indemnification obligations under Section 10.1(b)(ii) owed by such Seller and such amount shall, instead, be used to satisfy such unpaid indemnification obligations, if any, and (y) the amount of unresolved indemnfication claims made by Buyer or Buyer’s Other Indemnified Persons under Section 10.1(b)(ii) against such Seller prior to that time (and such funds subject to unresolved claims shall remain in the Indemnification Escrow Account until the resolution thereof), if any, and (ii) the joint written instructions to the Escrow Agent issued by Buyer and the Representative shall provide for the adjustments and payments required by the foregoing clause (i).

ARTICLE XI

TERMINATION

SECTION 11.1                   Termination of Agreement.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned any time prior to the Closing as follows:

(a)                          by the Representative or Buyer on or after August 24, 2015 (the “Outside Date”) if the Closing shall not have occurred by the close of business on such date; provided that if the DOJ or FTC issue a “second request” under the HSR Act, such Outside Date shall be extended until February 22, 2016; provided, further, that the right to terminate this Agreement pursuant to this Section 11.1(a) shall not be available to the Representative or Buyer, as applicable, if the principal reason the Closing shall not have occurred by such time is the breach by such party (including the Sellers, the Company and the Blocker, in the case of the Representative) of any of its obligations under this Agreement;

(b)                         by mutual written consent of the Representative and Buyer;

(c)                          by the Representative or Buyer if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to the Representative or Buyer, as applicable, if the issuance of such final nonappealable Order was primarily due to the breach by such party (including the Sellers, the Company and the Blocker, in the case of the Representative) of its obligations under this Agreement;

(d)                        by Buyer if (i) Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and (ii) any of the conditions set forth in Section 9.1, is incapable of fulfillment by the Outside Date, or if the breach giving rise to the failure of any such conditions to be satisfied is incurable by the Outside Date; or

(e)                          by the Representative if (i) none of the Sellers, the Blocker or the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and (ii) any of the conditions set forth in Section 9.2 is incapable of fulfillment by the Outside Date, or if the breach giving rise to the failure of any such conditions to be satisfied is incurable by the Outside Date.

SECTION 11.2                   Procedure Upon Termination.  In the event of termination of this Agreement by Buyer or the Representative, or both, pursuant to Section 11.1, written notice thereof shall forthwith be given to Representative by Buyer (in the event Buyer terminates this Agreement) or by the Representative to Buyer (in the event that the Representative terminates this Agreement), and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by the parties.

SECTION 11.3                   Effect of Termination.  If this Agreement is validly terminated pursuant to Section 11.1, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, manager, officer, employee, agent, consultant or representative of such party) to the other parties hereto; provided, however, that, subject to the terms of this Agreement, if such termination shall result from the failure of any party to perform an agreement or covenant contained herein, such party shall not be relieved of any liability as a result of such failure or breach; provided, further, that the provisions of Section 8.8, this Section 11.3, Article I and Article XII and the provisions of the Confidentiality Agreement shall survive any such termination.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1                   Payment of Sales, Use or Similar Taxes.  Notwithstanding anything herein to the contrary, the sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges of any nature whatsoever (including any penalties, interest and additions to Tax), applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne fifty percent (50%) by each of Buyer and Sellers.  Buyer and Sellers shall reasonably cooperate with respect to all filings, Tax Returns, reports and forms as may be required with respect to all such Taxes.

SECTION 12.2                   Expenses.  Except as is expressly stated otherwise herein, each party to this Agreement shall bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (including legal, accounting, financial advisor and other professional fees), except Sellers will bear all such fees costs and expenses of the Company and the Blocker.  Without limiting the foregoing, Buyer shall pay and be solely responsible for all filing fees payable under the HSR Act.

SECTION 12.3                   Entire Agreement.  This Agreement (including the schedules and exhibits hereto), the Confidentiality Agreement, and each other agreement, document, instrument or certificate contemplated hereby or to be executed in connection with the transactions contemplated hereby, represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements among the parties respecting the transactions contemplated hereby.  The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and the other agreements, documents, instruments and certificates contemplated hereby.

SECTION 12.4                   Amendments and Waivers.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Buyer and the Representative.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

SECTION 12.5                   Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

SECTION 12.6                   Jurisdiction and Venue.  Any litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware located in New Castle County) (together with the appellate courts thereof, the “Chosen Courts”) and each of the parties hereby submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such litigation.  Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in any Chosen Court, (b) any claim that any such litigation brought in any Chosen Court has been brought in an inconvenient forum and (c) any claim that any Chosen Court does not have jurisdiction with respect to such litigation.  To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, to such party at its address for notices provided for herein.

SECTION 12.7                   Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile or e-mail of a PDF document (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

If to the Company prior to the Closing, to:

Applegate Farms, LLC

750 Rt. 202 South, Suite 300

Bridgewater, NJ 08807-5530
Attn:              Stephen M. McDonnell

Fax:                    215-297-8615

Email:       Stephen.McDonnell@applegatefarms.com

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY  10004
Attn:              Steven J. Steinman

Fax:                    212-859-4000
Email:       steven.steinman@friedfrank.com

Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA  19103-7599
Attn:              Richard J. Braemer

Fax:                    215-864-8899
Email:       Braemer@ballardspahr.com

If to the Blocker prior to the Closing, to:

Applegate Investment Corporation
c/o Swander Pace Capital
550 Hills Drive, Suite 106

Bedminster, NJ 07921
Attn:              Andrew Richards and Rob DesMarais

Fax:                    903-719-9311
Email:       Andrew@spcap.com and Rob@spcap.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 California Street, Suite 2700
San Francisco, CA  94104
Attn:              Stuart E. Casillas, P.C.

Fax:                    415-439-1500
Email:       casillas@kirkland.com

SPC Partners IV, L.P.

c/o Swander Pace Capital

550 Hills Drive, Suite 106

Bedminster NJ 07921

Attn:              Andrew Richards and Rob DesMarais

Fax:                    903-719-9311
Email:       Andrew@spcap.com and Rob@spcap.com

If to the Representative, to:

Weiser, Inc.
7248 Groveland Road

Pipersville, PA 18947-1520
Attn:              Stephen M. McDonnell

Email:       stephen.mcdonnell2@icloud.com

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY  10004
Attn:              Steven J. Steinman

Fax:                    212-859-4000
Email:       steven.steinman@friedfrank.com

Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA  19103-7599
Attn:              Richard J. Braemer

Fax:                    215-864-8899
Email:       Braemer@ballardspahr.com

If to the Blocker Sellers, to:

SPC Partners IV, L.P.
c/o Swander Pace Capital
550 Hills Drive, Suite 106

Bedminster, NJ 07921
Attn:              Andrew Richards and Rob DesMarais

Fax:                    903-719-9311
Email:       Andrew@spcap.com and Rob@spcap.com

and

K&E Investment Partners, L.P.
c/o Swander Pace Capital
550 Hills Drive, Suite 106

Bedminster, NJ 07921
Attn:              Andrew Richards and Rob DesMarais

Fax:                    (903) 719-9311
Email:       Andrew@spcap.com and Rob@spcap.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 California Street, Suite 2700
San Francisco, CA  94104
Attn:              Stuart E. Casillas, P.C.

Fax:                    415-439-1500
Email:       casillas@kirkland.com

SPC Partners IV, L.P.

c/o Swander Pace Capital

550 Hills Drive, Suite 106

Bedminster, NJ 07921
Attn:              Andrew Richards and Rob DesMarais

Fax:                    903-719-9311
Email:       Andrew@spcap.com and Rob@spcap.com

If to Buyer and, post-Closing, the Company or the Blocker, to:

Hormel Foods Corporation

One Hormel Place

Austin, Minnesota 55912

Attn: Fred Halvin, Vice President Corporate Development

Fax: (507) 437-5108

Email: fdhalvin@hormel.com

with copies (which shall not constitute notice) to:

Hormel Foods Corporation

One Hormel Place

Austin, Minnesota 55912

Attn: Legal Department

Fax: (507) 437-5135

Email: mwclausman@hormel.com

Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South 7th Street
Minneapolis, Minnesota 55402-3901
Attn:              Michael A. Stanchfield

Fax:                    (612) 776-1600

Email:       mike.stanchfield@faegrebd.com

SECTION 12.8                   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 12.9                   Binding Effect; Assignment; Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Except as contemplated by Section 8.7 (Indemnification, Exculpation and Insurance) and for the Other Indemnified Persons (each of which provisions is intended to be for the benefit of the Persons referred to therein and may be enforced by any such Person), nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement.  Notwithstanding anything herein to the contrary, prior to the Closing, the Company shall have the right to enforce the rights of the Sellers to pursue damages in the event of Buyer’s breach of this Agreement.  In addition, the Representative shall have the right, but not the obligation, to enforce any rights of the Sellers under this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any party, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempted assignment without the required consents shall be void.

SECTION 12.10           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  A signature delivered by facsimile or by electronic means intended to preserve the original graphic and pictorial appearance thereof shall be deemed to be an original signature.

SECTION 12.11           Waiver of Jury Trial.  Each party hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury in respect of any Proceeding directly or indirectly arising out of, under or in connection with this Agreement, any Company Documents, any Blocker Documents, any Seller Documents, any Buyer Documents or any transaction contemplated hereby or thereby.  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other documents contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.11.

SECTION 12.12           Representative.

(a)                          Without any further act of any Seller, Weiser is hereby irrevocably appointed as the agent and attorney-in-fact for each of the Sellers to act as the initial Representative under this Agreement and the other agreements contemplated hereby in accordance with the terms of this Section 12.12.  The Representative may resign upon written notice to all Sellers.  The Representative may be changed or replaced by vote of a majority of Sellers (computed on the basis of their respective Pro Rata Portions) upon written notice to the Representative.  The Representative will immediately inform Buyer in the event of the Representative’s removal or resignation.  In the event of the resignation or removal of the Representative, a successor Representative reasonably satisfactory to Buyer shall thereafter be appointed by an instrument in writing signed by Buyer and such successor Representative.

(b)                         The Representative is hereby authorized and empowered to act for, and on behalf of, any and all of the Sellers (with full power of substitution in the premises) in connection with such matters as are reasonably related to the transactions contemplated in this Agreement and the other agreements contemplated hereby including: (i) to receive all payments owing to the Sellers under this Agreement, (ii) to terminate, amend, waive any provision of, or abandon, this Agreement or the other agreements contemplated hereby, (iii) to act as the representative of the Sellers to review and authorize all claims and disputes or question the accuracy thereof, (iv) to negotiate and compromise on their behalf with Buyer any claims asserted hereunder and to authorize payments to be made with respect thereto, (v) to take such further actions as are authorized in this Agreement and the other agreements contemplated hereby, and (vi) in general, do all things and perform all acts, including executing and delivering all agreements (including the Escrow Agreement and the other agreements contemplated in this Agreement), certificates, receipts, consents, elections, instructions and other documents contemplated by, or deemed by the Representative to be necessary or desirable in connection with, this Agreement, the other agreements contemplated hereby and the transactions contemplated herein or therein.  Buyer shall be entitled to rely on such appointment and to treat the Representative as the duly appointed attorney-in-fact of each Seller.  Notices given to the Representative in accordance with the provisions of this Agreement shall constitute notice to the Sellers for all purposes under this Agreement.  In all matters relating to this Section, the Representative will be the only party entitled to assert the rights of Sellers.  The Representative will have no power or authority to bind Buyer, and Buyer will not have any liability to any person for any act or omission by the Representative.

(c)                          The appointment of the Representative is an agency coupled with an interest and is irrevocable and any action taken by the Representative pursuant to the authority granted in this Section 12.12 shall be effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such Seller.  The death or incapacity, or dissolution or other termination of existence, of any Seller shall not terminate the authority and agency of the Representative.  Buyer and any other party to any document contemplated by this Agreement in dealing with the Representative may conclusively and absolutely rely, without inquiry, upon any act, statement, action, representation, or decision of the Representative as being the binding acts of all Sellers or any of them, notwithstanding any communication from any Seller to the contrary (other than communication regarding the resignation or removal of the Representative pursuant to this Section).

(d)                        The Representative shall not be liable to any Seller or any other Person (other than Buyer) with respect to any action taken or omitted to be taken by the Representative in its role as Representative under or in connection with this Agreement, unless such action or omission results from or arises out of willful misconduct or gross negligence on the part of the Representative, and the Representative shall not be liable to any Seller in the event that, in the exercise of its reasonable judgment, the Representative believes there will not be adequate resources available to cover potential costs and expenses to contest a claim made by Buyer.  Sellers shall be responsible to Buyer for any breach by the Representative of its obligations hereunder.

(e)                          The Representative shall be indemnified from the Sellers for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Representative in the performance or discharge of its duties pursuant to this Section 12.12 (the “Representative Expenses”).  In addition, the Representative shall be entitled to reimbursement from the Representative Expense Amount for the Representative Expenses.

(f)                           As soon as practical following the later of (i) the date that is twenty-four (24) months after the Closing Date and (ii) the final resolution of all indemnification claims made under this Agreement that are outstanding as of the date that is twenty-four (24) months after the Closing Date, the Representative shall pay or cause to be paid the unused portion of the

Representative Expense Amount (if any) to the Sellers by wire transfer of immediately available funds.

SECTION 12.13   Legal Representation.

(a)       In any dispute or Proceeding arising after the Closing under or in connection with this Agreement or any of the other agreements contemplated hereby, the parties agree that any of the Sellers shall have the right, at its election, to retain any Law Firm to represent such Seller in such matter, and Buyer and the Company (on behalf of themselves, their respective Affiliates, directors, managers, officers, employees and representatives and their respective successors and assigns) hereby irrevocably waive and consent to any such representation in any such matter.

(b)      Each of the parties further agrees that all communications solely between any Law Firm and the Company or any Law Firm and any Seller in connection with this Agreement or any of the other agreements contemplated hereby, together with the attorney-client privilege related thereto (if any), the expectation of client confidence related thereto (if any) and all other rights to any evidentiary privilege related thereto, belong to such Seller, and shall not pass to or be claimed by the Company or any of its Affiliates.

(c)       If the transactions contemplated by this Agreement and the other agreements contemplated hereby are consummated:

(i)         the Company shall have no right of access to or control over any of the records of the Law Firms related to such transactions, which shall become the property of (and be controlled by) the Sellers, as applicable; and

(ii)        it would be impracticable to remove from the records (including emails and other electronic files) of the Company any communications with or among any Law Firm, the Company and any Seller.  The Company and Buyer agree not to access, review or otherwise use, examine or rely upon such communications that may remain in the records of the Company, and the parties agree that no attorney-client privilege, attorney work product or other privilege or protection is waived or intended to be waived by allowing such material to remain in the files of the Company.

(d)      Furthermore, in the event of a dispute between any of the Sellers, on the one hand, and the Company, on the other hand, arising out of or relating to any matter in which any Law Firm acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to the Sellers, as applicable, any information or documents developed or shared during the course of either Law Firm’s joint representation of the Sellers and the Company.

SECTION 12.14   Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages or legal remedies, even if available, would not be an adequate remedy therefor.  Therefore, it is accordingly agreed that, in addition to any other remedies, each party shall be entitled to equitable relief, including an injunction or injunctions, to prevent or restrain any breach or threatened breach of this

Agreement by any other party and to enforce specifically the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other party, in the Chosen Courts, and appropriate injunctive relief (including any Order sought by the Company and/or the Representative to cause Buyer to perform its covenants and agreements contained in this Agreement) may be applied for and granted in connection therewith.  Each of the parties hereto hereby waives: (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate; and (ii) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HORMEL FOODS CORPORATION

By:	/s/ JEFFREY M. ETTINGER
	Name:	Jeffrey M. Ettinger
	Title:	Chairman of the Board, President
& Chief Executive Officer

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

APPLEGATE FARMS, LLC

By:	/s/ STEPHEN M. MCDONNELL
Name:	STEPHEN M. MCDONNELL
Title:	Founder / Chief Executive Officer

/s/ ERIC MILLER
ERIC MILLER

/s/ LEAH PIRES
LEAH PIRES

/s/ KERRY COLLINS
KERRY COLLINS

/s/ NEIL LEINWAND
NEIL LEINWAND

/s/ VIVIAN CHANE
VIVIAN CHANE

WEISER, INC.

By:	/s/ STEPHEN M. MCDONNELL
Name:	STEPHEN M. MCDONNELL
Title:	Chief Executive Officer

/s/ STEPHEN M. MCDONNELL
STEPHEN M. MCDONNELL

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SPC PARTNERS IV, L.P.

By:	/s/ ANDREW RICHARDS
	Name:	ANDREW RICHARDS
	Title:	Managing Director

K&E INVESTMENT PARTNERS, L.P.

By:	/s/ MATTHEW STEINMETZ
	Name:	MATTHEW STEINMETZ
	Title:	Manager

APPLEGATE INVESTMENT CORPORATION

By:	/s/ ANDREW RICHARDS
	Name:	ANDREW RICHARDS
	Title:	Managing Director

[Signature Page to Purchase Agreement]